Exhibit 99.1

Management's Discussion and Analysis and Audited Financial Statements

Glossary of Terms

The following is a glossary of frequently used abbreviations or acronyms that are used throughout this report.

NSTAR Companies
NSTAR	NSTAR (Parent company) or NSTAR and its subsidiaries (as the context requires)
NSTAR Electric Company	NSTAR Electric Company, f.k.a. Boston Edison Company
ComElectric	Commonwealth Electric Company
Cambridge Electric	Cambridge Electric Light Company
Canal Electric	Canal Electric Company
NSTAR Gas	NSTAR Gas Company
NSTAR Electric & Gas	NSTAR Electric & Gas Corporation

Regulatory and Other Authorities
AG	Attorney General of the Commonwealth of Massachusetts
DOE	U.S Department of Energy
DPU (f.k.a. MDTE)	Department of Public Utilities
EITF	Emerging Issues Task Force (of FASB)
FASB	Financial Accounting Standards Board
FERC	Federal Energy Regulatory Commission
ISO-NE	ISO (Independent System Operator) - New England, Inc
IRS	U.S. Internal Revenue Service
MDTE	Massachusetts Department of Telecommunications and Energy
NRC	U.S. Nuclear Regulatory Commission
PCAOB	Public Company Accounting Oversight Board (United States)
SEC	Securities and Exchange Commission
SJC	Massachusetts Supreme Judicial Court

Other
AFUDC	Allowance for Funds Used During Construction
APB	Accounting Principles Board
ARO	Asset Retirement Obligation
Bechtel	Bechtel Power Corporation
CPSL	Capital Projects Scheduling List
CY	Connecticut Yankee Atomic Power Company
DSM	Demand-Side Management
ED	Exposure Draft
FCA	Forward Capacity Auction
FCM	Forward Capacity Market
GAAP	Accounting principles generally accepted in the United States of America
ISFSI	Independent Spent Fuel Storage Installation
LICAP	Locational Installed Capacity
MWh	Megawatthour (equal to one million watthours)
MW	Megawatts
MY	Maine Yankee Atomic Power Company

Glossary of Terms (continued)

NEH	New England Hydro-Transmission Electric Company, Inc.
NHH	New England Hydro-Transmission Corporation
NEMA	Northeastern Massachusetts
NYSE	New York Stock Exchange
OATT	Open Access Transmission Tariff
PBR	Performance-based distribution rates
ROE	Return on Equity
RMR	Reliability Must Run
RTO	Regional Transmission Organization
SAB	Staff Accounting Bulletin
SFAS	Statement of Financial Accounting Standards
SIP	Simplified Incentive Plan
SQI	Service Quality Indicators
SSCM	Simplified Service Cost Method
VEBA	Voluntary Employee Benefit Association
YA	Yankee Atomic Electric Company

Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A)

Overview

NSTAR Electric Company (f.k.a. Boston Edison Company), ("NSTAR Electric" or "the Company") is a regulated public utility incorporated in 1886 under Massachusetts law and is a wholly-owned subsidiary of NSTAR.  NSTAR Electric serves approximately 1.1 million electric distribution customers in the City of Boston and 80 surrounding communities.  NSTAR is a holding company engaged through its subsidiaries in the energy delivery business serving approximately 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and approximately 300,000 natural gas distribution customers in 51 communities.  Prior to January 1, 2007, NSTAR's retail electric distribution utility subsidiaries were NSTAR Electric, ComElectric and Cambridge Electric.  NSTAR's three retail electric distribution companies have collectively operated as "NSTAR Electric."  NSTAR has a service company that provides management and support services to substantially all NSTAR subsidiaries - NSTAR Electric & Gas.

Effective January 1, 2007, NSTAR, the parent company of NSTAR Electric Company, completed the transfer of the assets (consisting primarily of the utility distribution facilities, properties franchise rights and other assets and liabilities), of its wholly-owned electric subsidiaries, ComElectric, Cambridge Electric and Canal Electric to NSTAR Electric.  The transfer of net assets was structured as a merger under common control and ownership of ComElectric, Cambridge Electric and Canal Electric into NSTAR Electric.  The transfer of net assets was made pursuant to NSTAR's Settlement Agreement of December 30, 2005 as approved by the MDTE.  NSTAR requested and received approval of this merger from the MDTE and FERC during the fourth quarter of 2006.  The merger was effective as of January 1, 2007 and Boston Edison was renamed "NSTAR Electric Company."

Harbor Electric Energy Company (HEEC), a wholly owned-subsidiary of NSTAR Electric, provides distribution service and ongoing support to its only customer, the Massachusetts Water Resource Authority's wastewater treatment facility located on Deer Island in Boston, Massachusetts.  NSTAR Electric's first wholly-owned consolidated special-purpose subsidiary, BEC Funding LLC (BEC Funding), was established to facilitate the sale, on July 29, 1999, of $725 million of electric rate reduction certificates at a public offering.  NSTAR Electric's other wholly-owned consolidated special-purpose subsidiaries, BEC Funding II, LLC (BEC Funding II) and CEC Funding, LLC (CEC Funding), were established to facilitate the sale, on March 1, 2005, of $266 million and $409 million, respectively, of electric rate reduction certificates at a public offering.  The certificates of both special-purpose subsidiaries are secured by a portion of the transition charge assessed on NSTAR Electric's retail customers as permitted by the 1997 Massachusetts Electric Restructuring Act and authorized by the MDTE.  These certificates are non-recourse to NSTAR Electric.

NSTAR Electric derives its revenues primarily from the sale of energy, distribution and transmission services to customers.  However, NSTAR Electric's earnings are impacted by fluctuations in unit sales of kilowatt-hours, which directly determine the level of distribution and transmission revenues recognized.  In accordance with the regulatory rate structure in which NSTAR Electric operates, its recovery of energy costs are fully reconciled with the level of energy revenues currently recorded and, therefore, do not have an impact on earnings.  As a result of this rate structure, any variability in the cost of energy supply purchased will impact purchased power expense and corresponding revenues but will not affect the Company's earnings.

Rate Settlement Agreement

On December 30, 2005, the MDTE approved a seven-year Rate Settlement Agreement between NSTAR Electric, the AG and several interveners, for adjustments to NSTAR Electric's transition and distribution rates effective January 1, 2006 and May 1, 2006, respectively.  Effective May 1, 2006, NSTAR Electric increased its distribution rates with an offsetting decrease in transition rates.  Beginning January 1, 2007, the Rate Settlement Agreement establishes annual inflation-adjusted distribution rate increases that are offset by decreases in transition rates through 2012.  The Rate Settlement Agreement also permits NSTAR Electric to recover incremental costs relating to certain safety and reliability projects through an adjustment to distribution rates.  In addition, as part of the Rate Settlement Agreement of December 30, 2005, transition rates were reduced by $20 million effective January 1, 2006 and by $30 million on May 1, 2006.  Cost under-recoveries resulting from these rate reductions are deferred with carrying charges at a rate of 10.88%.  Refer to the "Rate Settlement Agreement" included in the "Rate Structures" section of this MD&A.

Non-Cash Regulatory Asset and Capital Transfer

NSTAR was created in 1999 in connection with the merger of BEC Energy and Commonwealth Energy System.  As of September 30, 2005, NSTAR changed the classification of its Goodwill to a Regulatory asset.  This change was adopted to better align with NSTAR Electric's existing rate recovery mechanism that allows for the recovery of goodwill from its customers over 40 years.  As a result of this change, NSTAR has reallocated a portion of the previously recorded goodwill from another subsidiary company, NSTAR Gas, to NSTAR Electric. This change was effective as of September 30, 2005 and was accounted for as a non-cash capital transfer to NSTAR Electric of $129 million from NSTAR.  This transfer represents NSTAR Electric's proportionate share of goodwill that arose from the merger that created NSTAR in accordance with the 1999 Rate Order from the MDTE approving the merger.

In addition to this transfer of goodwill and its classification to a regulatory asset and in accordance with the requirements of SFAS 109, "Accounting for Income Taxes," NSTAR Electric recognized $230 million of accumulated deferred income taxes related to this goodwill along with a corresponding regulatory asset as of September 30, 2005.  The regulatory asset, representing the accumulated deferred income taxes, will be amortized over the remaining life of the regulatory asset -- goodwill (amounting to approximately $6.7 million annually) in accordance with NSTAR's merger rate order allowing full recovery of goodwill from ratepayers.  This additional amortization expense will be entirely offset by a corresponding deferred income tax benefit.

Critical Accounting Policies and Estimates

NSTAR Electric's discussion and analysis of its financial condition, results of operations and cash flows are based upon the accompanying Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).  The preparation of these Consolidated Financial Statements required management to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements.  Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies and estimates are defined as those that require significant judgment and uncertainties, and potentially may result in materially different outcomes under different assumptions and conditions.  NSTAR Electric believes that its accounting policies and estimates that are most critical to the reported results of operations, cash flows and financial position are described below.

a.   Revenue Recognition

Operating revenues are based on authorized rates approved by the DPU and FERC.  Revenues related to the sale, transmission and distribution of energy are generally recorded when service is rendered or energy is delivered to customers.  However, the determination of the energy sales to individual customers is based on the systematic reading of their meters that are read throughout the month.  Meters that are not read during a given month are estimated and trued-up to actual use in a future period.  At the end of each month, amounts of energy delivered to customers since the date of the last billing date are estimated and the corresponding unbilled revenue is estimated.  This unbilled electric revenue is estimated each month based on daily generation volumes (territory load), estimated line losses and applicable customer rates.  Accrued unbilled revenues recorded in the accompanying Consolidated Balance Sheets as of December 31, 2006 and 2005 were $47 million and $46 million, respectively.

The level of unbilled revenue is subject to seasonal weather conditions.  Electric sales volumes are typically higher in the winter and summer than in the spring or fall.  As a result, NSTAR Electric records a higher level of unbilled revenue during the seasonal periods mentioned above.

b.   Regulatory Accounting

NSTAR Electric follows accounting policies prescribed by GAAP, the FERC and the DPU.  As a rate-regulated company, NSTAR Electric is subject to the Financial Accounting Standards Board, Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS 71).  The application of SFAS 71 results in differences in the timing of recognition of certain revenues and expenses from those of other businesses and industries.  NSTAR Electric's energy delivery business remains subject to rate-regulation and continues to meet the criteria for application of SFAS 71.  This ratemaking process results in the recording of regulatory assets based on the probability of current and future cash inflows.  Regulatory assets represent incurred or accrued costs that have been deferred because they are probable of future recovery from customers.  As of December 31, 2006 and 2005, NSTAR Electric has recorded regulatory assets of $2.6 billion.  NSTAR Electric continuously reviews these assets to assess their ultimate recoverability within the approved regulatory guidelines.  NSTAR Electric expects to fully recover these regulatory assets in its rates.  If future recovery of costs ceases to be probable, NSTAR Electric would be required to charge these assets to current earnings.  Impairment risk associated with these assets relates to potentially adverse legislative, judicial or regulatory actions in the future.

c.   Pension

NSTAR Electric is the sponsor of NSTAR's qualified Pension Plan (the Plan).  As its sponsor, NSTAR Electric allocates the costs of the Plan to NSTAR Electric & Gas.  NSTAR Electric & Gas charges all of its benefit costs to the NSTAR operating companies, including NSTAR Electric, on a percentage of total direct labor charged to the Company.

NSTAR Electric's annual pension benefits costs are dependent upon several factors and assumptions, such as employee demographics, plan design, the level of cash contributions made to the plans, expected and actual earnings on the plans' assets, the discount rate, and the expected long-term rate of return on the plans' assets.

In accordance with SFAS No. 87, "Employers' Accounting for Pensions" (SFAS 87) changes associated with these factors are not immediately recognized as pension costs in the statements of income, but generally are recognized in future years over the remaining average service period of the plan's participants.  However, as a result of the adoption of SFAS No. 158, "Employers' Accounting for Deferred Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)" (SFAS No. 158), these factors could have a significant impact on pension and postretirement assets or liabilities recognized.

There were no significant changes to pension benefits in 2006, 2005 and 2004 that had a significant impact on recorded pension costs.  As further described in Note I to the accompanying Consolidated Financial Statements, NSTAR Electric's discount rate at December 31, 2006 and 2005 was 6% and 5.75%, respectively, and align with market conditions and the characteristics of the pension obligation.  The expected long-term rate of return on its pension plan assets for 2006 remained at 8.4% (net of plan expenses), the same as 2005.  These assumptions will have a significant impact on reported pension costs in future years in accordance with the cost recognition approach of SFAS 87.  This impact, however, will be eliminated through NSTAR Electric's regulatory accounting treatment of qualified pension and postretirement benefit obligations other than pensions (PBOP) costs.  (See further discussion below of regulatory accounting treatment.)  In determining pension obligation and cost amounts, these assumptions may change from period to period, and such changes could result in material changes to recorded pension costs and funding requirements.

The Plan's assets, which partially consist of equity investments, are affected by fluctuations in the financial markets.  Fluctuations in market returns will affect pension costs in future periods.  In addition, fluctuation in the market value of these assets will have an impact on the recorded funded status of these benefit plans, in accordance with the requirements of SFAS No. 158.

The following chart reflects the projected benefit obligation and cost sensitivities associated with a change in certain actuarial assumptions by the indicated percentage.  Each sensitivity below reflects an evaluation of the change based solely on a change in that assumption.

(in thousands)		Impact on
		Projected Benefit
	Change in	Obligation	Impact on 2006 Cost
Actuarial Assumption	Assumption	Increase/(Decrease)	Increase/(Decrease)
Pension:
Increase in discount rate	50 basis points	($57,177)	($4,986)
Decrease in discount rate	50 basis points	$58,116	$4,476
Increase in expected long-term
rate of return on plan assets	50 basis points	N/A	$4,663
Decrease in expected long-term
rate of return on plan assets	50 basis points	N/A	($4,663)

N/A - not applicable

Management evaluates the appropriateness of the discount rate through the modeling of a bond portfolio which approximates the Plan liabilities.  Management further considers rates of high- quality corporate bonds of appropriate maturities as published by nationally recognized rating agencies consistent with the duration of the Company's plans.

In determining the expected long-term rate of return on plan assets, management considers past performance and economic forecasts for the types of investments held by the Plan as well as the target allocation for the investments over a 20-year time period.  In 2006, management kept the expected long-term rate of return on plan assets at 8.4% as a result of the prevailing outlook for investment returns.  This rate is presented net of both administrative expenses and investment expenses, which have averaged approximately 0.6% for both 2006 and 2005.

The expected long-term rate of return on Plan assets could vary from actual returns as well as the target allocation for investments over time.  As such, these fluctuations could impact NSTAR Electric's level of capital resources needed to meet its plan contributions.

As a result of the MDTE-approved Pension and PBOP cost reconciliation rate adjustment mechanism tariff (PAM), NSTAR, through its regulated subsidiaries, is authorized to recover its pension and PBOP expense through this reconciling rate mechanism.  This PAM removes the volatility in earnings that could result from fluctuations in market conditions and plan assumptions.

On August 17, 2006, the Pension Protection Act of 2006 (the Act) was enacted into law.  The Act requires employers with defined-benefit pension plans to make contributions to meet funding targets among other things.  The Company is in the process of evaluating the effects, if any, that the provisions of the Act could have on its contribution requirements.  However, based on its current funding level and the provisions of the Act, NSTAR Electric does not anticipate making additional contributions beyond its normal level in the near future.

The Plan currently meets the minimum funding requirements of the Employee Retirement Income Security Act of 1974.  As a result, NSTAR Electric anticipates that it will not contribute to the Plan in 2007.

d.  Decommissioning Cost Estimates

The accounting for decommissioning costs of nuclear power plants involves significant estimates related to costs to be incurred many years in the future.  Changes in these estimates will not affect NSTAR Electric’s results of operations or cash flows because these costs will be collected from customers through NSTAR Electric’s transition charge filings with the MDTE.

While NSTAR no longer directly owns any operating nuclear power plants, NSTAR Electric collectively owns, through its equity investments, 14% of CY, 14% of YA, and 4% of MY, (collectively, the “Yankee Companies”).  Periodically, NSTAR Electric obtains estimates from the management of the Yankee Companies on the cost of decommissioning the CY and the YA nuclear units that are completely shut down and currently conducting decommissioning activities.

Based on estimates from the Yankee Companies’ management as of December 31, 2006, the total remaining approximate cost for decommissioning and/or security or protection of each nuclear unit is as follows: $410.3 million for CY, $93.9 million for YA and $170.4 million for MY.  Of these amounts, NSTAR Electric is obligated to pay $57.4 million towards the decommissioning of CY, $13.2 million toward YA, and $6.8 million toward MY.  These amounts are recorded in the accompanying Consolidated Balance Sheets as Energy contract liabilities with a corresponding Regulatory asset and do not impact the current results of operations and cash flows.  These estimates may be revised from time to time based on information available to the Yankee Companies regarding future costs.

The Yankee Companies have received approval from FERC for recovery of these costs and NSTAR Electric expects any additional increases to these costs to be included in future rate applications with the FERC, with any resulting adjustments being charged to their respective sponsors, including NSTAR Electric.  NSTAR Electric would recover its share of any allowed increases from customers through the transition charge.

Investments in Yankee Companies

Yankee Companies Spent Fuel Litigation

On October 4, 2006, the U.S. Court of Federal Claims issued judgment in a spent nuclear fuel litigation in the amounts of $34.2 million, $32.9 million and $75.8 million for CY, YA and MY, respectively.  The Yankee Companies alleged the failure of the DOE to provide for a permanent facility to store spent nuclear fuel.  NSTAR Electric's portion of the judgment amounted to $4.8 million, $4.6 million and $3 million, respectively.  The decision awards the Yankee Companies the above stated damages for spent fuel storage costs that they incurred through 2001 for CY and YA and through 2002 for MY. CY, YA and MY had sought $37.7 million, $60.8 million and $78.1 million, respectively, in damages through the same period.

On December 4, 2006, the DOE filed its notice of appeal of the trial court's decision.  The Yankee Companies filed notices of cross appeal with the U.S. Circuit Court on December 14, 2006.  Given these appeals, the Yankee Companies have not recognized the damage awards on their books.  The Yankee Companies' respective FERC settlements require that such damage awards, once realized, net of taxes and net of further spent fuel trust funding, be credited to ratepayers, including NSTAR Electric.

The decision, if upheld, establishes the DOE's responsibility for reimbursing the Yankee Companies for their actual costs (through 2001 for CY and YA and through 2002 for MY) for the incremental spent fuel storage, security, construction and other costs of the ISFSI.  Although the decision leaves open the question regarding damages in subsequent years, the decision does support future claims for the remaining ISFSI construction costs.  NSTAR Electric cannot predict the ultimate outcome of this decision on appeal.

Equity Investment in CY

CY's estimated decommissioning costs have increased reflecting the fact that CY is now self-performing all work to complete the decommissioning of the plant due to the termination of the decommissioning contract with Bechtel.  In July 2004, CY filed with FERC for recovery of these increased costs.  In August 2004, FERC issued an order accepting the new rates, beginning in February 2005, subject to the outcome of a hearing and refund to allow for this recovery.  In November 2005, the Administrative Law Judge overseeing the hearing issued a ruling favorable to CY, including findings that the allegations of imprudence raised by interveners were not substantiated.  Subsequently, on August 15, 2006, CY filed a settlement agreement among various interveners that settled all issues in the FERC proceeding.  The full Commission approved the settlement on November 16, 2006.

On March 7, 2006, CY and Bechtel executed a Settlement Agreement that fully, mutually and immediately settled a dispute in a Connecticut state court among the parties and signed releases against all future claims.  Bechtel agreed to settle with CY, and CY withdrew its termination of the decommissioning contract for default and instead deemed it terminated by agreement.  NSTAR Electric's portion of the settlement proceeds will reduce its ultimate future decommissioning obligation.  NSTAR Electric recovers decommissioning costs from its customers and therefore, this settlement will not have an impact on NSTAR Electric's results of operations, financial position or cash flows.

On December 21, 2006, the shareholders of CY approved a resolution to repurchase 276,575 of its outstanding shares from all equity holders at a price of $108.4681 per share and declared those shares payable at the close of business on that date.  The total value of this buy-back transaction was $30 million.  NSTAR Electric's reduction of its equity ownership resulting from the CY buy-back of 38,721 shares was approximately $4.2 million.

Equity Investment in YA

During the course of carrying out the decommissioning work, YA identified increases in the scope of soil remediation and certain other remediation required to meet environmental standards beyond the levels assumed in a 2003 Estimate.  On November 23, 2005, YA submitted a filing to the FERC for adjustments to its Rate Schedules to revise the level of collections to recover the costs of completing the decommissioning of YA's retired nuclear generating plant (the 2005 Estimate).  The schedule for the completion of physical work was extended until the end of August 2006 and the costs of completing decommissioning was estimated to be approximately $63 million greater than the estimate that formed the basis of the 2003 FERC settlement.  Based on this allocation increase, NSTAR Electric will be obligated to pay an additional $8.8 million to the decommissioning of YA.  Most of the cost increase relates to decommissioning expenditures that were made during 2006, followed by a significant reduction in those charges during the years 2007 through 2010.  On January 31, 2006, FERC issued an order accepting the rates for filing, effective February 1, 2006, subject to hearing and refund.  FERC ordered the hearing held in abeyance pending the outcome of settlement negotiations.  The parties to these negotiations subsequently reached a settlement agreement that was filed with FERC on May 1, 2006.  The settlement agreement extends the collection period to 2014, but revises the schedule of decommissioning charges to reflect a reduction of nearly $28 million compared to the 2005 estimate, based on a modification to the annual escalation factor, elimination of the litigation costs associated with a protracted FERC proceeding and a modification to the contingency assumption.  Based on this allocation decrease, NSTAR Electric's obligation is reduced by $4 million.  The settlement agreement was approved by FERC on July 31, 2006.

The accounting for decommissioning costs of nuclear power plants involves significant estimates related to costs to be incurred many years in the future.  Changes in these estimates will not affect NSTAR Electric's results of operations or cash flows because these costs will be collected from customers through NSTAR Electric's transition charge filings with the MDTE.

Derivative Instruments

     Energy Contracts

The electric distribution industry may contract to buy and sell electricity under option contracts, which allow the distribution company the flexibility to determine when and in what quantity to take electricity in order to align with its demand for electricity.  These contracts would normally meet the definition of a derivative instrument requiring mark-to-market accounting.  However, because electricity cannot be stored and utilities are obligated to maintain sufficient capacity to meet the electricity needs of their customer base, an option contract for the purchase of electricity typically qualifies for the normal purchases and sales exception as described in SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133) and Derivative Implementation Group interpretations and, therefore, does not require mark-to-market accounting.  As a result, these agreements are not reflected as an asset or liability on the accompanying Consolidated Balance Sheets as they qualify for the normal purchases and sales exception.  NSTAR Electric accounts for its energy contracts in accordance with SFAS 133 and SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities" (SFAS 149).

Asset Retirement Obligations

The FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations, an interpretation of SFAS No. 143" (FIN 47), "Accounting for Asset Retirement Obligations" (SFAS 143), requires entities to record the fair value of a liability for an ARO in the period in which it is incurred.  When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset.  Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.  Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.  FIN 47 clarifies when an entity would be required to recognize a liability for the fair value of an ARO that is conditional on a future event if the liability's fair value can be reasonably estimated.  Uncertainty surrounding the timing and method of settlement that may be conditional on events occurring in the future are factored into the measurement of the liability rather than the existence of the liability.

NSTAR Electric adopted FIN 47 at December 31, 2005, as required.  The recognition of an ARO within its regulated utility business has no impact on NSTAR Electric's earnings.  In accordance with SFAS 71, NSTAR Electric established a regulatory asset to recognize future recoveries through depreciation rates for the recorded ARO.  NSTAR Electric has identified plant assets in which this condition exists and is related to plant assets containing asbestos materials and legal requirements to undertake remediation efforts upon retirement.  As a result, in December 2005,

NSTAR Electric recognized an asset retirement cost of $0.4 million as an increase in utility property, an asset retirement liability of $8.8 million and a regulatory asset of $8.4 million.

The ultimate cost to remove utility plant from service (cost of removal) is recognized as a component of depreciation expense in accordance with approved regulatory treatment.  As of December 31, 2006 and 2005, the estimated amount of the cost of removal included in regulatory liabilities was approximately $215.1 million and $214.9 million, respectively, based on the estimated cost of removal component in current depreciation rates.  At December 31, 2006, NSTAR Electric has an asset retirement cost in utility plant of $0.4 million, an asset retirement liability of $10.5 million and a regulatory asset of $10.1 million.

Variable Interest Entities

Based on NSTAR Electric's review of the FASB interpretation of "Consolidation of Variable Interest Entities" (FIN 46 and FIN 46R), it consolidates three-wholly owned special purpose subsidiaries -BEC Funding LLC, established in 1999, BEC Funding II, LLC and CEC Funding, LLC, both established in 2004, to undertake the completed sale of $725 million, $265.5 million and $409 million, respectively, in notes to a special purpose trust created by two Massachusetts state agencies. NSTAR Electric determined that the substance of these entities is appropriate to continue to consolidate these entities.

New Accounting Standards

On July 14, 2006, the FASB issued Interpretation No. 48 (FIN 48), "Accounting for Uncertainty in Income Taxes," an Interpretation of SFAS No. 109, "Accounting for Income Taxes."  FIN 48 prescribes guidance to address inconsistencies among entities with the measurement and recognition in accounting for income tax positions for financial statement purposes.  Specifically, FIN 48 addresses the timing of the recognition of income tax benefits.  FIN 48 requires the financial statement recognition of an income tax benefit when the company determines that it is more-likely-than-not that the tax position will be ultimately sustained.  FIN 48 is effective for fiscal years beginning after December 15, 2006.  Upon adoption of FIN 48, the cumulative effect is reported as an adjustment to the opening balance of retained earnings at January 1, 2007. NSTAR Electric will have an adjustment pertaining to certain construction-related overhead costs to its opening balance of retained earnings upon adoption of FIN 48 effective January 1, 2007.  Refer to Tax Payments in this MD&A for further information.

On September 15, 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which provides enhanced guidance for using fair value measurements in financial reporting.  While the standard does not expand the use of fair value in any new circumstance, it has applicability to several current accounting standards that require or permit entities to measure assets and liabilities at fair value.  This standard defines fair value, establishes a framework for measuring fair value in accordance with GAAP and expands disclosures about fair value measurements.  Application of this standard is required for NSTAR Electric beginning in 2008.  Management is currently assessing what impact, if any, the application of this standard could have on NSTAR Electric's results of operations and financial position.

In February 2007, the FASB issued SFAS No. 159 (SFAS 159), "The Fair Value Option for Financial Assets and Financial Liabilities."  This statement provides companies with an option to report selected financial assets and liabilities at fair value.  SFAS 159 will apply to fiscal years beginning after November 15, 2007.  Management is currently assessing what impact, if any, the application of this standard could have on NSTAR Electric's results of operations and financial position.

Rate and Regulatory Proceedings

a.  Service Quality Indicators

Service quality indicators (SQI) are established performance benchmarks for certain identified measures of service quality relating to customer service and billing performance, customer satisfaction, and reliability and safety performance for all Massachusetts utilities.  NSTAR Electric is required to report annually to the DPU concerning its performance as to each measure and is subject to maximum penalties of up to two percent of transmission and distribution revenues should performance fail to meet the applicable benchmarks.

NSTAR Electric monitors its service quality continuously to determine its contingent liability.  If it is probable that a liability has been incurred and is estimable, a liability is accrued.  Annually, NSTAR Electric makes a service quality performance filing with the DPU.  Any settlement or rate order that would result in a different liability level from what has been accrued would be adjusted in the period that the MDTE issues an order determining the amount of any such liability.

On March 1, 2006, NSTAR Electric filed its 2005 Service Quality Report with the MDTE indicated a penalty situation and recorded a liability of $0.1 million.  On December 21, 2006, the MDTE issued a formal approval of this filing.

As of December 31, 2006, NSTAR Electric's 2006 performance has exceeded the applicable established benchmarks such that no liability has been accrued for 2006.  On March 1, 2007, NSTAR Electric filed its 2006 Service Quality Report with the MDTE that demonstrated the Company achieved sufficient levels of reliability and performance; the report indicated that no penalty was assessed for 2006.  However, the past and current performance is not indicative of future results.

In late 2004, the MDTE initiated a proceeding to eventually modify and improve the SQI guidelines for all Massachusetts utilities.  On December 23, 2006, the MDTE issued its final order and guidelines in the generic SQI evaluation.  The new guidelines somewhat alter existing requirements, but it does not appear that the changes will have a material impact on NSTAR Electric's operating results or financial position in the future.  Utilities in Massachusetts gather data and report statistics to the MDTE on customer service and billing performance, measures for customer satisfaction, electric service interruption and duration statistics, circuit performance and employee lost time accident rate measures.

The Rate Settlement Agreement approved by the MDTE on December 30, 2005 (refer to the accompanying Notes to Consolidated Financial Statements, Note N, "Commitments and Contingencies") established additional performance measures applicable to NSTAR Electric.  The Rate Settlement Agreement establishes, for NSTAR Electric, a performance benchmark relating to poor performing circuits, with a maximum penalty or incentive of up to $500,000.  Since NSTAR Electric's filing of its 2005 Annual Service Quality filing earlier in 2006, the MDTE has issued several sets of discovery questions in this matter.  NSTAR Electric has responded to the MDTE on a timely basis, including providing updates in September 2006 on detailed electric circuit data. For 2006, NSTAR Electric determined that its performance related to these applicable circuits has exceeded the established benchmarks and therefore, has accrued its incentive entitlement of $0.5 million.

b.  Rate Structures

     Retail Electric Rates

Electric distribution companies in Massachusetts are required to obtain and resell power to retail customers through basic service for those who choose not to buy energy from a competitive energy supplier.  Basic service rates are reset every six months (every three months for large commercial and industrial customers).  The price of basic service is intended to reflect the average competitive market price for power.  As of December 31, 2006, 2005 and 2004, customers of NSTAR Electric had approximately 51%, 32% and 24%, respectively, of their load requirements provided by competitive suppliers.

     Rate Settlement Agreement and Other Regulatory Matters

On December 30, 2005, the MDTE approved the seven-year Rate Settlement Agreement (through 2012) between NSTAR, the AG and several interveners.  During 2006, NSTAR Electric lowered its transition rates by $20 million effective January 1 and on May 1, increased its distribution rates by $30 million with a corresponding reduction in transition charges.  The Rate Settlement Agreement requires NSTAR Electric to lower its transition rates from what would otherwise have been billed, and then any annual adjustment to distribution rates will be offset by an equal and opposite change in the transition rates.  Uncollected transition charges as a result of the reductions in transition rates are being deferred and collected through future rates with a carrying charge at a rate of 10.88%.  On December 1, 2006, NSTAR Electric filed blended Basic Service rates with the MDTE, effective January 1, 2007.  The individual Boston Edison, ComElectric and Cambridge Electric Basic Service rates are blended into rates applicable to the entire NSTAR Electric service territory pursuant to the MDTE's approval of the NSTAR Electric merger.

NSTAR Electric filed its 2006 Distribution Rate Adjustment/Reconciliation Filing on September 29, 2006 to further implement the provisions of the Rate Settlement Agreement that supports the establishment of new distribution and transition rates that became effective January 1, 2007.  For 2007, as further discussed below, NSTAR Electric's distribution rates include elements of a SIP and a CPSL program that require an offsetting adjustment to the transition rate.  The performance-based SIP factors in the gross domestic product price index minus a productivity offset and rate adjustment factor that results in a 2.64% increase in distribution rates.  Also included effective January 1, 2007, is Cambridge Electric's 13.8kV transmission facility with estimated revenues of $13.4 million to be classified as distribution facilities and included in distribution rates that require an offsetting adjustment to the transmission rate.  The CPSL program required that NSTAR Electric spend not less than $10 million in 2006 on capital additions and incremental operation and maintenance expense related to specific projects designed to improve reliability and safety.  For 2007, the CPSL cost recovery is estimated to be $13.3 million.  The total of the SIP and CPSL will result in higher total distribution rates of 4.3%, with a corresponding reduction in transition rates.  The CPSL and 13.8kV amounts are subject to subsequent DPU review and reconciliation to actual costs for 2006.

In addition, the Rate Settlement Agreement provided for a preliminary agreement to certain terms of a merger and asset transfer of Cambridge Electric, ComElectric and Canal Electric into Boston Edison that became effective on January 1, 2007, and implemented a 50% / 50% earnings sharing mechanism based on NSTAR Electric's aggregate return on equity should it exceed 12.5% or fall below 8.5%.  Should the return on equity fall below 7.5%, NSTAR Electric may file a request for a general rate increase.  Also agreed upon and implemented was a sharing of cost and benefits resulting from NSTAR Electric's efforts to mitigate wholesale electric market inefficiencies.  This incentive mechanism relates to the recovery of litigation costs associated with NSTAR Electric's efforts to reduce wholesale energy and capacity costs and sharing of customer benefits realized from those efforts with the potential for NSTAR Electric to retain 25% of any resulting savings.  NSTAR Electric also adopted certain new SQI performance incentives and penalties on January 1, 2007.

On December 1, 2006, NSTAR filed blended Basic Service and transmission rates with the MDTE, effective January 1, 2007.  The blended Basic Service rate was approved on December 19, 2006 and the blended transmission rate was approved on January 3, 2007.  The individual Boston Edison, ComElectric and Cambridge Electric Basic Service rates were blended into rates applicable to the entire NSTAR Electric service territory pursuant to the MDTE's approval of the NSTAR Electric merger.

In December 2005, NSTAR Electric filed proposed transition rate adjustments for 2006, including a preliminary reconciliation of transition, transmission, standard offer and default service costs and revenues through 2005.  The MDTE subsequently approved tariffs for each retail electric subsidiary effective January 1, 2006.  Updated reconciliations to reflect final 2005 costs and revenues were filed during the second quarter for Boston Edison, ComElectric and Cambridge Electric.  As of December 31, 2006, settlement discussions with an intervener and the AG are ongoing with respect to the former Boston Edison's 2004 and 2005 reconciliation filings.  A determination by the MDTE regarding the reconciliation of Boston Edison's 2004 and 2005 costs for transmission, transition, standard offer and basic service have been delayed and will be decided by the DPU in a proceeding.  Similarly, a determination by the DPU regarding Cambridge Electric's and ComElectric's 2005 reconciliation filings will be decided in separate proceedings.  NSTAR Electric cannot predict the timing or the ultimate outcome of these proceedings.

On October 19, 2005, the MDTE approved a settlement agreement between Cambridge Electric, ComElectric and the AG to resolve issues relating to the reconciliation of transition, standard offer and basic service costs for 2003 and 2004.  This settlement agreement had no material effect on NSTAR Electric's consolidated results of operations, cash flows and financial condition.

On March 24, 2006, the MDTE approved a second settlement relating to ComElectric's and Cambridge Electric's reconciliation of transmission costs and revenues.  As a result of this settlement, NSTAR Electric will refund in 2007 $6 million and $2.5 million to the customers of the former ComElectric and Cambridge Electric companies, respectively.  This agreement had no impact on NSTAR Electric's consolidated results of operations for 2006, as this refund has been previously recognized.

c.  Wholesale Market and Transmission Changes

Locational Installed Capacity Replaced by Forward Capacity Market

After a lengthy hearing, a FERC-appointed Administrative Law Judge issued an Initial Decision on June 15, 2005 approving an ISO-NE plan to implement LICAP.  LICAP was conceived as an administrative mechanism designed to compensate wholesale generators for their locational capacity value based on a price-quantity curve.  The FERC did not immediately affirm the Initial Decision, but allowed additional oral argument and delayed implementation.  In response to language in the Energy Policy Act of 2005 requesting the FERC to "carefully consider States' objections" to LICAP, the FERC, on October 21, 2005, ordered settlement procedures to "develop an alternative to LICAP."  A contested settlement was filed on January 31, 2006 and approved by FERC in a June 16, 2006 order and is expected to provide significant savings to NSTAR Electric's customers relative to the costs associated with the LICAP model approved in the Initial Decision.  The order adopted the FCM based on FCA as a replacement to LICAP.  NSTAR Electric supports the FCM concept, but opposed, on several grounds, the order in a July 17, 2006 filing that requested a rehearing, together with the AG and other load-serving entity representatives.  Some of the aspects of the order that NSTAR Electric objected to, on behalf of its customers, include an expensive transition payment mechanism and the failure to terminate RMR agreements coincident with the initiation of transition payments.  In December 2006, the Maine Public Utilities Commission, the Connecticut Attorney General and the Massachusetts Attorney General filed appeals of the FERC orders approving the settlement with the U.S. Court of Appeals for the D.C. Circuit.  NSTAR Electric is an intervener in those appeals.  NSTAR Electric cannot predict the ultimate outcome of this case on appeal.

Transition payments applicable to all capacity began December 1, 2006 at a rate of $3.05/KWMonth and escalate to $4.10/KWMonth until May 2010 when FCM will begin on June 1,

2010.  FCAs are auctions designed to procure capacity three or more years into the future with a one-year to five-year commitment period.  FCM includes a locational mechanism to establish separate zones for capacity when transmission constraints are found to exist.  FCM allows load-serving entities such as NSTAR Electric to self-supply through contracted resources to meet its capacity obligations without participating in the FCAs.  The impact to rates for NSTAR Electric customers during the transition period will be approximately 0.8 to 1.1 cents per kilowatt hour.  NSTAR Electric cannot anticipate the precise changes resulting from the FCAs due to their competitive nature, but expects all costs incurred to be fully recoverable.

Regulatory Proceedings - FERC

NSTAR's Rate Settlement Agreement anticipated the transfer of the net assets, structured as a merger, of NSTAR's subsidiary companies of Cambridge Electric, ComElectric and Canal Electric to Boston Edison, contingent upon obtaining final approval from the MDTE and FERC.  The MDTE gave final approval that became effective on November 28, 2006.  The merger was effective as of January 1, 2007 and Boston Edison was renamed "NSTAR Electric Company."

On October 31, 2006, the FERC authorized for the participating New England Transmission Owners, including NSTAR Electric, an ROE on regional transmission facilities of 10.2% plus a 50 basis point adder for joining a RTO from February 1, 2005 (the RTO effective date) through October 31, 2006, and an ROE of 11.4% thereafter.  In addition, FERC granted a 100 basis point incentive adder to ROE for qualified investments made in new regional transmission facilities, that when combined with FERC's approved ROEs, provide 11.7% and 12.4% returns for the respective time frames.  RTO-NE ratepayers will benefit as a result of this order because it responds to the need to enhance the New England transmission grid to alleviate congestion costs and reliability issues.  Transmission projects that are in progress including NSTAR Electric's 345kV project, are expected to significantly minimize these congestion costs and enhance reliability in the region.  The New England Transmission Owners accepted the terms of the October 31, 2006 FERC decision, with one exception, and on November 30, 2006, filed for a request for rehearing involving the calculation of the base ROE, for which the FERC did not provide an explanation for its action and which the New England Transmission Owner's believe is not supported by the record evidence.  The New England Transmission Owners contend that the base ROE should be 10.5%.  The Company is unable to determine the ultimate timing or result of the rehearing process or of the ultimate FERC decision.

Cambridge Electric and ComElectric filed proposed changes to their OATT with the FERC on March 30, 2005 to provide for consistent application of the OATT among those companies.  The new tariffs became effective on June 1, 2005; however, the FERC set certain rate-related issues raised in the proceeding for hearing, but held the hearing in abeyance pending settlement discussions with the AG, the sole intervener.  On November 17, 2006, a settlement agreement that resolved all issues in the proceeding was filed at FERC.  The settlement was approved by the full Commission on March 1, 2007.

Wholesale Power Cost Savings Initiatives

The Rate Settlement Agreement provides for NSTAR Electric to continue its efforts to advocate on behalf of customers at the FERC to mitigate wholesale electricity cost inefficiencies that would be borne by customers.  If NSTAR Electric's efforts to reduce customers' costs are successful, the Company is allowed to retain a portion of these savings, as well as related litigation costs, as an incentive.

NSTAR Electric and the AG have agreed that NSTAR Electric's efforts involving two RMR cases resulted in total regional customer savings of over $362 million, of which $134 million is applicable to NSTAR Electric customers.  Under the terms of the Rate Settlement Agreement, NSTAR Electric is entitled to 25% of the savings applicable to its customers.  The recovery of NSTAR Electric's share of benefits will be collected over three years, and the aggregate annual recovery is capped at 2% of the annual distribution and transmission service revenues.  NSTAR Electric seeks to collect $9.8 million annually and represents twenty-five percent of the savings to its customers.  NSTAR Electric will recognize these incentive revenues as they are collected from its customers for a three year period, effective January 1, 2007.  Annual approval for the incentives is required by the DPU.

Sale of Properties

2006

On November 8, 2006, NSTAR Electric completed the sale of a former office complex in Wareham, Massachusetts for $7.7 million.  The regulatory treatment of the proceeds remains subject to MDTE approval.  As a result, this transaction had no impact on 2006 earnings.

On April 26, 2006 and September 19, 2006, NSTAR Electric sold two parcels of nonutility land in Boston, Massachusetts and Lincoln, Massachusetts for $6.2 million, realizing a pre-tax gain on the sale of $4.1 million.  This gain is reflected as a component of other income, net on the accompanying Consolidated Statements of Income.

2005

On December 28, 2005, NSTAR Electric sold a former electric generation station site in New Bedford, Massachusetts for $12 million.  NSTAR anticipates that most of the proceeds from the sale will be applied against NSTAR Electric's transition charge.  The sale and regulatory treatment of the proceeds remains subject to MDTE approval.  As a result, this transaction had no impact on 2005 earnings.

2004

On April 7, 2004, NSTAR Electric sold a parcel of land in the City of Newton, Massachusetts for $15.1 million; the net proceeds from the sales were used to reduce NSTAR Electrics' transition charge.  The sale and the regulatory treatment of the proceeds were approved by the MDTE.  As a result, this transaction had no impact on 2004 earnings.

General Legal Matters

In the normal course of its business, NSTAR Electric and its subsidiaries are involved in certain legal matters, including civil litigation.  Management is unable to fully determine a range of reasonably possible court-ordered damages, settlement amounts, and related litigation costs ("legal liabilities") that would be in excess of amounts accrued and amounts covered by insurance.  Based on the information currently available, NSTAR Electric does not believe that it is probable that any such legal liabilities will have a material impact on its consolidated financial position.  However, it is reasonably possible that additional legal liabilities that may result from changes in circumstances could have a material impact on its results of operations, cash flows and financial condition for a reporting period.

Tax Payments

In 2004, NSTAR filed an amended 2002 Federal income tax return to change the method of accounting for certain construction-related overhead costs previously capitalized to plant to the Simplified Service Cost Method ("SSCM").  Under SSCM, certain costs which were previously capitalized for tax purposes are deducted in the year incurred.  NSTAR Electric's portion of amounts claimed for these additional deductions related to the tax accounting method change in its 2002-2004 returns of $366.7 million.  In 2005, NSTAR received formal notification from the IRS that the claim on its amended income tax return would be denied.  NSTAR Electric has not received the requested refund amount due.

In August 2005, the IRS issued Revenue Ruling 2005-53 and Treasury Regulations under Code Section 263A related to the SSCM to curtail these levels of construction-related cost deductions by utilities and others.  Under this Regulation, the SSCM is not available for the majority of NSTAR Electric's constructed property for the years 2005 and forward.  As a result, NSTAR Electric was required to make a cash tax payment to the IRS of $128.3 million in December 2006 representing the disallowed SSCM deductions taken for 2002-2004 even though the tax refund was never received.  This payment will be fully refunded with interest to NSTAR, once this tax position is settled.  As of December 31, 2006, this refund has been recorded as a non-current Refundable income tax on the accompanying Consolidated Balance Sheet. NSTAR Electric made the initial $64.1 million payment (50% of the $128.3 million) with its 2005 return.  This tax payment, along with any potential deduction ultimately sustained, is not anticipated to have a material impact on results of operations, its financial position, or cash flows.

The remaining 50% of the cash tax payment for this item of $64.1 million was made in December 2006.  In addition to this payment, NSTAR Electric made $92.8 million in other tax payments.

Results of Operations

The following section of MD&A compares the results of operations for each of the two fiscal years ended December 31, 2006 and 2005 and should be read in conjunction with the accompanying Consolidated Financial Statements and the accompanying Notes to Consolidated Financial Statements included elsewhere in this report.

2006 compared to 2005

Earnings and operations overview

Net income was $202.4 million for 2006 compared to $179.6 million for 2005.  Factors that contributed to the $22.8 million, or 12.7% increase in 2006 net income net of income taxes include:

-	Higher electric transmission revenues as a result of investments in the Company's transmission infrastructure, including the 345kV project ($11.6 million).
-	Increased distribution rates effective May 1, 2006 as part of the Rate Settlement Agreement offset by a decrease in electric mWh of 1.9% ($6.2 million).
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Lower operations and maintenance expenses in 2006 due to lower labor, materials and contractor costs in 2006 related to 2005 storms (approximately $5.6 million), the absence of facilities consolidation charges incurred in 2005 (approximately $1.8 million), lower bad debt expense of $4.9 million in 2006 and lower environmental clean-up costs of $4.6 million.  The reduction in bad debt expense includes the effect of the implementation of a new MDTE-approved recovery rate mechanism, effective January 1, 2006, that allows the Company to segregate recovery of bad debt charge-offs related to its basic service (energy component) on a fully reconciling basis.

-	Gains realized on sales of parcels of non-utility land ($2.5 million).

These increases in earnings factors were partially offset by:

-	A reduction in 2006 of MDTE-approved incentive entitlements for successfully lowering transition charges ($10.1 million) in 2005.
-	Higher depreciation expense due to higher levels of utility plant in service ($4.3 million).
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Higher long-term and short-term interest expense as a result of higher levels of debt and higher average rates of interest, partially offset by higher AFUDC related to higher construction-in-progress and higher rates ($2.2 million).

On March 16, 2006, NSTAR Electric closed on the sale of $200 million, 30-year, fixed rate (5.75%) Debentures that were used to repay short-term debt balances.  In the first quarter of 2005, NSTAR Electric closed on a securitization financing transaction in which NSTAR Electric received approximately $674.5 million in proceeds.  The net proceeds were used primarily to make $554 million in liquidation payments required in connection with the termination of obligations under certain purchase power contracts and to repay $150 million of outstanding debt.

Other significant cash flow events in 2006 included the following: cash flows from operation activity amounted to $451 million, the Company invested approximately $374 million in capital projects to improve capacity and reliability, paid approximately $116 million in common shares dividends to NSTAR and retired approximately $183 million in securitized and other long-term debt.

Energy sales and weather

The following is a summary of retail electric energy sales for the years indicated:

	Years ended December 31,
	2006	2005	% Change
Retail Electric Sales - MWH
Residential	6,481,929	6,773,925	(4.3%)
Commercial	13,083,032	13,117,869	(0.3%)
Industrial	1,551,552	1,624,422	(4.5%)
Other	163,494	165,158	(1.0%)
Total retail sales	21,280,007	21,681,374	(1.9%)

In terms of customer sector characteristics, industrial sales are less sensitive to weather while residential and commercial sales are influenced by temperature extremes.  The warmer winter weather and cooler summer weather significantly contributed to the decrease in electric sales.  Electric residential and commercial customers represented approximately 30% and 61%, respectively, of NSTAR Electric's total sales mix for 2006 and provided 41% and 53%, respectively, of distribution and transmission revenues.  Refer to the "Operating revenues" section below for a more detailed discussion.  Industrial sales are primarily influenced by local economic conditions, and sales to these customers reflect decreased manufacturing production.

NSTAR Electric forecasts its electric sales based on normal weather conditions.  Therefore, actual results may differ from those projected due to actual weather conditions above or below these normal weather levels and other factors.

			Normal
			30-Year
	2006	2005	Average

Heating degree-days	5,007	5,875	5,630
Percentage (warmer) colder than prior year	(14.8%)	2.3%
Percentage (warmer) colder than 30-year average	(11.1%)	4.4%

Cooling degree-days	803	894	777
Percentage (cooler) warmer than prior year	(10.2%)	41.5%
Percentage warmer than 30-year average	3.3%	15.1%

Weather conditions impact electric sales in NSTAR Electric's service area.  The comparative information above relates to heating and cooling degree-days for 2006 and 2005 and the number of degree-days in a "normal" year as represented by a 30-year average.  A "degree-day" is a unit measuring how much the outdoor mean temperature falls below (heating degree-day) or rises above (cooling degree-day) a base of 65 degrees.  Each degree below or above the base temperature is measured as one degree-day.

The 1.9% decrease in retail MWH sales in 2006 reflects the warmer temperatures in January, March and May than in 2005, a cooler summer, and the warmest combined November and December in Boston's weather history.  However, even with the lower energy usage, revenues and the cost of that energy (which is also included in revenues) increased dramatically due to the rise in global energy costs.  The warmer temperatures in the heating season resulted in lower demand from electrically-powered heating equipment.  Similarly, during the cooler summer months, the demand for air conditioning was reduced.  Additionally, conservation measures implemented by NSTAR Electric's customers have contributed to this decline in MWH sales.

Operating revenues

Operating revenues for 2006 increased $368 million, or 14.4%, compared to 2005, and consisted of the following major components:

(in thousands)			Increase/(Decrease)
	2006	2005	Amount	Percent

Retail distribution and transmission	$1,002,413	$867,132	$135,281	15.6%
Energy, transition and other	1,921,422	1,678,933	242,489	14.4%
Wholesale revenues	-	9,688	(9,688)	(100)%
Total revenues	$2,923,835	$2,555,753	$368,082	14.4%

Electric retail distribution revenues primarily represent charges to customers for the Company's recovery of its capital investment, including a return component, and operation and maintenance related to its electric distribution infrastructure.  The transmission revenue component represents charges to customers for the recovery of costs to move the electricity over high voltage lines from the generator to the Company's substations.  Increased rates for the recovery of energy costs and for increased transmission investment substantially offset the impact of the 1.9% decrease in retail MWh sales.

NSTAR Electric's largest earnings sources are the revenues derived from distribution and transmission rates approved by the DPU and FERC.  The level of distribution revenues is affected by weather conditions and the economy.  Weather conditions affect sales to NSTAR Electric's residential and small commercial customers.  Economic conditions affect NSTAR Electric's large commercial and industrial customers.

Energy, transition and other revenues primarily represent charges to customers for the recovery of costs incurred by the Company in order to acquire the energy supply on behalf of its customers and a transition charge for recovery of the Company's prior investments in generating plants and the costs related to long-term power contracts.  The energy revenues relate to customers being provided energy supply under basic service. These revenues are fully reconciled to the costs incurred and have no impact on NSTAR Electric's consolidated net income.  Energy, transition and other revenues also reflect revenues related to the Company's ability to effectively reduce stranded costs (mitigation incentive), rental revenue from electric property and annual cost reconciliation true-up adjustments. The $242.5 million increase in energy, transition and other revenues is primarily attributable to the $335.7 million increase in energy supply costs, partially offset by a reduction of transition-related revenues resulting from the December 30, 2005 Rate Settlement Agreement.  NSTAR Electric earns a carrying charge on transition deferral balances.

Wholesale revenues relate to electric sales to governmental authorities.  The absence in 2006 of wholesale revenues reflects the expiration of a wholesale power supply contract with a regional airport that expired on October 31, 2005.  As of November 1, 2005, NSTAR Electric no longer has wholesale electric supply contracts.  Amounts collected from wholesale customers were credited to retail customers through the transition charge.  Therefore, the expiration of these wholesale supply contracts had no material impact on results of operations or cash flows.

Operating expenses

Purchased power costs were $1,706.5 million in 2006 compared to $1,370.8 million in 2005, an increase of $335.7 million, or 24.5%. The increase is primarily due to the higher energy supply costs and higher transmission related costs, slightly offset by decreased kWh sales. NSTAR Electric adjusts its electric rates to collect the costs related to energy supply from customers on a fully reconciling basis. Due to the rate adjustment mechanisms, changes in the amount of energy supply expense have no impact on earnings.

Operations and maintenance expense was $319.8 million in 2006 compared to $338.2 million in 2005, a decrease of $18.4 million, or 5.4%. This decrease primarily reflects:

-	Lower storm, environmental clean-up and other related costs in 2006 ($17.8 million).
-	Lower facilities consolidation charges in 2006 ($3.0 million).
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Lower bad debt expense of $8.1 million in 2006.  The reduction in bad debt expense includes the effect of the implementation of a new MDTE-approved recovery rate mechanism, effective January 1, 2006.  The mechanism allows NSTAR Electric to segregate recovery of bad debt charge-offs related to its basic service (energy component) on a fully reconciling basis.

Partially offsetting these decreases in expense were incremental costs in 2006 associated with an MDTE-approved safety and reliability program of $12.2 million.

Depreciation and amortization expense was $323.7 million in 2006 compared to $299.7 million in 2005, an increase of $24 million, or 8%. The increase reflects higher depreciable distribution and transmission plant in service, and increased amortization related to the higher amount of regulatory assets due to the securitization transaction completed on March 1, 2005.

Demand side management (DSM) and renewable energy programs expense was $63.9 million in 2006 compared to $64.6 million in 2005. The levels of these expenses are consistent with the collection of conservation and renewable energy revenues. These costs are collected from customers on a fully reconciling basis plus a small incentive return.

Property and other taxes were $85.4 million in 2006 compared to $86.7 million in 2005, a decrease of $1.3 million, or 1.5%. This slight decrease was due to lower overall municipal property taxes resulting from a lower City of Boston property tax rate.

Income taxes attributable to operations were $122.5 million in 2006 compared to $111.8 million in 2005, an increase of $10.7 million, or 9.6%, primarily due to the higher level of pre-tax income from operations.

Other income, net

Other income, net was $9.5 million in 2006 compared to $4.2 million in 2005, an increase in other income of $5.3 million.  The increase is primarily due to after-tax gains realized on the sales of parcels of nonutility land ($2.5 million), as well as slightly higher interest income, rental income and executive life insurance settlements.

Interest charges

Interest on long-term debt and transition property securitization certificates was $111.8 million in 2006 compared to $110.0 million in 2005, an increase of $1.8 million, or 1.6%. The increase in interest expense primarily reflects:

-	Interest costs of $9.1 million associated with NSTAR Electric's $200 million, 30-year fixed rate (5.75%) Debentures issued on March 16, 2006.

This increase is partially offset by:

-	The absence in 2006 of interest expense of $2.9 million related to NSTAR Electric's $100 million Floating Rate Debentures due to their redemption on October 17, 2005.
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Lower interest costs of $2.8 million associated with transition property securitization.  Securitization interest represents interest on securitization certificates of BEC Funding, BEC Funding II and CEC Funding, LLC collateralized by the future income stream associated primarily with NSTAR Electric's stranded costs. The future income stream was sold to these companies by NSTAR Electric.

-	The absence in 2006 of interest expense of nearly $0.8 million on the March 1, 2005 redemption of $150 million variable rate Note, due in May 2006.

Short-term and other interest expense was $4.0 million in 2006 compared to $1.9 million in 2005, an increase of $2.1 million, or 111%.  The increase is due to higher short-term debt borrowing costs reflecting a 154 basis point increase in the 2006 weighted average borrowing rate and a higher average level of funds borrowed.  The weighted average short-term interest rates including fees were 5.29% and 3.75% in 2006 and 2005, respectively.  The higher average borrowing during 2006 reflects the impact of NSTAR Electric financing its $100 million long-term debt redemptions on October 17, 2005 with short-term debt.  NSTAR Electric used the proceeds of its $200 million Debenture that was issued on March 16, 2006 to pay down its short-term debt balances.

Allowance for borrowed funds used during construction was $6.5 million in 2006 compared to $3.4 million in 2005, an increase of $3.1 million, primarily due to a higher average balance of construction work in progress during the year.  The 154 basis point increase in the short-term weighted average borrowing rate, as noted above, also affected AFUDC.

Other

  Borrowing Arrangements

NSTAR Electric has approval from the FERC to issue short-term debt securities from time to time on or before October 23, 2008, with maturity dates no later than October 23, 2009, in amounts such that the aggregate principal does not exceed $655 million at any one time.  NSTAR Electric has a five-year, $450 million revolving credit agreement that expires January 2, 2012.  However, unless NSTAR Electric receives necessary approvals from the DPU, the credit agreement will expire 364 days from the date of the first draw under the agreement.  At December 31, 2006 and 2005, there were no amounts outstanding under the revolving credit agreement. This credit facility serves as backup to NSTAR Electric's $450 million commercial paper program that had a $200 million and $197 million outstanding balance at December 31, 2006 and 2005, respectively. On January 2, 2007, with the effect of the NSTAR Electric merger, the commercial paper program had an outstanding balance of $326 million.  Under the terms of the revolving credit agreement, NSTAR Electric is required to maintain a consolidated maximum total debt to capitalization ratio of not greater than 65% at all times, excluding Transition Property Securitization Certificates, and excluding Accumulated other comprehensive income (loss) from common equity.  At December

31, 2006 and 2005, NSTAR Electric was in full compliance with its covenants in connection with its short-term credit facilities as the ratios were 49.0% and 45.9%, respectively.

  Capital Spending

In the second quarter of 2006, NSTAR Electric completed the construction of a switching station in Stoughton, Massachusetts as part of its 345kV transmission line project that will connect the switching station to substations located in the Hyde Park section of Boston and in South Boston.  Expenditures for this transmission project were $69 million and $120 million in 2006 and 2005, respectively ($11 million spent in 2004).  Total spending on this project through December 31, 2006 was approximately $200 million, with approximately $20 million to be spent in 2007.  The first line of this project was placed in service in October 2006 and the second line was placed in service in April 2007.  Phase two of the 345kV project, which will add a third line to the project, is expected to be in service in between late 2008 or early 2009.  Expenditures on this phase of the project are expected to amount to $55 million and $40 million in 2007 and 2008, respectively.  These transmission lines ensure continued reliability of electric service and improvement of power import capability in the Northeast Massachusetts area.  A substantial portion of the cost of this project will be shared by other utilities in New England base on ISO-NE's approval and will be recovered by NSTAR through wholesale and retail transmission rates.

Sources of Additional Capital and Financial Covenant Requirements

With the exception of the indemnity agreement referenced in "Financial and Performance Guarantees" within this MD&A, NSTAR Electric has no financial guarantees, commitments, debt or lease agreements that would require a change in terms and conditions, such as acceleration of payment obligations, as a result of a change in its credit rating.  However, NSTAR Electric could be required to provide additional security for power supply contract performance, such as a letter of credit for their pro-rata share of the remaining value of such contracts.  Refer to "Performance Assurances from Electricity Agreements" and "Financial and Performance Guarantees" as further discussed in this MD&A.

Performance Assurances from Electricity Agreements

NSTAR Electric has entered into short-term power purchase agreements to meet its entire basic service supply obligation, other than to its largest customers, for the period January 1, 2007 through June 30, 2007 and for 50% of its obligation, other than to these large customers, for the second half of 2007.  NSTAR Electric has entered into short-term power purchase agreements to meet its entire basic service supply obligation for large customers through March 2007.  These agreements are for a term of three to twelve months but could change as a result of NSTAR's recently approved Rate Settlement Agreement.  NSTAR Electric recovers payments it makes to suppliers from its customers.  Most of NSTAR Electric's power suppliers are either investment grade companies or are subsidiaries of larger companies with investment grade or better credit ratings.  In accordance with NSTAR's Internal Credit Policy, and to minimize NSTAR Electric's risk in the event the supplier encounters financial difficulties or otherwise fails to perform, NSTAR Electric has financial assurances and guarantees that include both parental guarantees and letters of credit in place from the parent company of the supplier.  In addition, under these agreements, in the event that the supplier (or its parent guarantor) fails to maintain an investment grade credit rating, it is required to provide additional security for performance of its obligations.  In view of current volatility in the energy supply industry, NSTAR Electric is unable to determine whether its suppliers (or their parent guarantors) will become subject to financial difficulties, or whether these financial assurances and guarantees are sufficient. In the event the supplier (or its guarantor) does not provide the required additional security within the required time frames, NSTAR Electric may then terminate the agreement.  In such event, NSTAR Electric may be required to secure alternative sources of supply at higher or lower prices than provided under the terminated agreements.  Some of these agreements include a reciprocal provision, where in the event that NSTAR Electric receives a downgrade, it could be required to provide additional security for performance, such as a letter of credit.

Financial and Performance Guarantees

On a limited basis, NSTAR Electric may enter into agreements providing financial assurance to third parties.

At December 31, 2006, outstanding guarantees totaled $15.6 million as follows:

(in thousands)
Surety Bonds	$7,757
Other Guarantees	7,859
Total Guarantees	$15,616

As of December 31, 2006, NSTAR Electric has purchased a total of $1.4 million of performance surety bonds for the purpose of obtaining licenses, permits and rights-of-way in various municipalities.  In addition, NSTAR Electric has purchased $6.4 million in workers' compensation self-insurer bonds.  These bonds support the guarantee by NSTAR Electric to the Commonwealth of Massachusetts required as part of the Company's workers' compensation self-insurance program.

NSTAR Electric has also issued approximately $7.9 million of residual value guarantees related to its equity interest in the Hydro-Quebec transmission companies.  This is a guarantee of the debt of these companies.

Management believes the likelihood NSTAR Electric would be required to perform or otherwise incur any significant losses associated with any of these guarantees is remote.

Contractual obligations

NSTAR Electric enters into a variety of contractual obligations and other commitments in the course of ordinary business activities.  The following table summarizes NSTAR Electric's significant contractual cash obligations as of December 31, 2006:

(in millions)	2007	2008	2009	2010	2011	Years Thereafter	Total
Long-term debt maturities	$78	$2	$2	$126	$2	$924	$1,134
Interest obligation on long-term debt	60	57	57	52	47	342	615
Securitization obligation	92	153	153	119	84	128	729
Interest obligation on transition property securitization	37	29	21	13	8	6	114
Leases	15	14	13	12	9	31	94
Electric capacity obligations	2	2	2	2	3	19	30
Decommissioning of nuclear generating units	12	9	8	9	8	31	77
Purchase power buy-out obligations	160	162	142	140	75	131	810
	$456	$428	$398	$473	$236	$1,612	$3,603

Transition property securitization payments reflect securities issued in 1999 by BEC Funding LLC and on March 1, 2005 additional transition property securitization bonds issued through BEC Funding II, LLC and CEC Funding, LLC.  BEC Funding LLC, BEC Funding, II, LLC and CEC Funding LLC recover the principal and interest obligations for their transition property securitization bonds from customers of NSTAR Electric through a component of NSTAR Electric's transition charge and, as a result, these payment obligations do not affect NSTAR Electric's overall cash flow.

Electric capacity contractual obligations reflect obligations for purchase power.  NSTAR Electric fully recovers capacity obligations from customers through a component of its transition charge and, as a result, these payment obligations do not affect NSTAR Electric's overall cash flow.

Obligations related to the decommissioning of nuclear generating units are based on estimates from the Yankee Companies' management and reflect the total remaining approximate cost for decommissioning and/or security or protection of the two units in which NSTAR Electric has equity investments.

Contingencies

Environmental Matters

NSTAR Electric faces possible liabilities as a result of involvement in multi-party disposal sites, state-regulated sites or third party claims associated with contamination remediation.  NSTAR Electric generally expects to have only a small percentage of the total potential liability for the majority of these sites.

In accordance with a court approved settlement agreement relating to litigation brought against NSTAR Electric by various governmental entities, NSTAR Electric paid $8.6 million in September, 2006 upon final judgment of the Massachusetts Superior Court.  This payment did not have a current earnings impact, as NSTAR Electric recognized this liability in the second quarter of 2005.  In December 2006, NSTAR Electric settled with its insurance carrier for $4.5 million relating to this claim.  In 2004, a Superior Court had issued a decision favorable to NSTAR Electric that put the burden of proof on the plaintiffs to determine NSTAR Electric's liability for contamination.  The SJC reversed the Superior Court's 2004 ruling and held that the plaintiffs in this matter were allowed to seek joint and several liability against the defendants, including NSTAR Electric.  On March 8, 2006, a settlement resolving NSTAR Electric's liability was finalized and filed with the Superior Court, which approved and entered final judgment on August 8, 2006.

As of December 31, 2006 and 2005, NSTAR Electric had reserves of $2.9 million and $10.3 million, respectively, for all potential remaining environmental sites.  This estimated recorded liability is based on an evaluation of all currently available facts with respect to all of its sites.

Estimates related to environmental remediation costs are reviewed and adjusted as further investigation and assignment of responsibility occurs and as either additional sites are identified or NSTAR Electric's responsibilities for such sites evolve or are resolved.  NSTAR Electric's ultimate liability for future environmental remediation costs may vary from these estimates.  Based on NSTAR Electric's current assessment of its environmental responsibilities, existing legal requirements and regulatory policies, NSTAR Electric does not believe that these environmental remediation costs will have a material adverse effect on NSTAR Electric's consolidated financial position, results of operations or cash flows.

Fair Value of Financial Instruments

Carrying amounts and fair values of long-term indebtedness (excluding notes payable, including current maturities) as of December 31, 2006 and 2005, were as follows:

	2006		2005
	Carrying	Fair	Carrying	Fair
(in thousands)	Amount	Value	Amount	Value
Long-term indebtedness	$1,854,889	$1,867,990	$1,838,939	$1,861,540
(including current maturities)

Consolidated Financial Statements

NSTAR Electric Company

Consolidated Statements of Income

	Years ended December 31,
	2006	2005	2004
	(in thousands)

Operating revenues	$2,923,835	$2,555,753	$2,361,303

Operating expenses:
Purchased power	1,706,481	1,370,845	1,302,468
Operations and maintenance	319,801	338,181	313,136
Depreciation and amortization	323,701	299,741	212,126
Demand side management and
renewable energy programs	63,896	64,616	62,732
Property and other taxes	85,351	86,720	87,026
Income taxes	122,480	111,798	113,157
Total operating expenses	2,621,710	2,271,901	2,090,645

Operating income	302,125	283,852	270,658

Other income (deductions):
Other income, net	10,707	5,892	4,595
Other deductions, net	(1,182)	(1,704)	(1,411)
Total other income, net	9,525	4,188	3,184

Interest charges:
Long-term debt	68,864	64,266	62,544
Transition property securitization	42,925	45,694	28,150
Short-term and other	3,971	1,879	2,917
Allowance for borrowed funds used
during construction (AFUDC)	(6,521)	(3,390)	(935)
Total interest charges	109,239	108,449	92,676

Net income	$202,411	$179,591	$181,166

Per share data is not relevant because NSTAR Electric Company's common stock is wholly owned by NSTAR.

The accompanying notes are an integral part of the consolidated financial statements.

NSTAR Electric Company

Consolidated Statements of Retained Earnings

	Years ended December 31,
	2006	2005	2004
	(in thousands)

Balance at the beginning of the year	$731,948	$666,067	$587,611
Add:
Net income	202,411	179,591	181,166
Subtotal	934,359	845,658	768,777
Deduct:
Dividends declared:
Dividends to Parent	116,000	111,750	100,750
Preferred stock	1,960	1,960	1,960
Subtotal	117,960	113,710	102,710
Balance at the end of the year	$816,399	$731,948	$666,067

The accompanying notes are an integral part of the consolidated financial statements.

NSTAR Electric Company

Consolidated Balance Sheets

	December 31,
	2006	2005
	(in thousands)
Assets

Utility Plant:
Electric plant in service, at original cost	$4,385,560	$4,062,182
Less: accumulated depreciation	1,041,293	986,820
	3,344,267	3,075,362
Construction work in progress	143,033	190,750
Net utility plant	3,487,300	3,266,112

Investments:
Equity and other investments	8,161	13,734
Restricted cash	6,988	6,988
	15,149	20,722
Current assets:
Cash and cash equivalents	13,436	12,820
Accounts receivable, net of allowance of $20,962 and $18,781, respectively	244,759	215,625
Accrued unbilled revenues	46,748	46,074
Regulatory assets	371,456	403,829
Inventory, at average cost	29,392	27,592
Income taxes	-	21,268
Other	5,202	3,174
Total current assets	710,993	730,382

Deferred debits:
Regulatory assets	2,186,705	2,162,392
Prepaid pension	-	346,889
Other	41,457	34,855
Total deferred debits	2,228,162	2,544,136

Refundable income taxes	128,340	-

Total assets	$6,569,944	$6,561,352

The accompanying notes are an integral part of the consolidated financial statements.

NSTAR Electric Company

Consolidated Balance Sheets

	December 31,
	2006	2005
	(in thousands)
Capitalization and Liabilities

Common equity:
Common stock, par value $1 per share
(100 shares issued and outstanding)	$-	$-
Premium on common stock	992,613	977,613
Retained earnings	816,399	731,948
Total common equity	1,809,012	1,709,561

Cumulative non-mandatory redeemable preferred stock	43,000	43,000

Long-term debt:
Long-term debt	1,047,157	933,122
Transition property securitization	637,217	787,966
Total long-term debt	1,684,374	1,721,088

Current liabilities:
Transition property securitization	92,083	94,682
Long-term debt	78,432	23,169
Notes payable	232,200	232,900
Power contracts	171,795	185,352
Accounts payable	209,849	201,348
Payable to affiliates	56,958	20,062
Income taxes	19,642	-
Accrued interest	13,772	12,112
Other	33,182	52,720
Total current liabilities	907,913	822,345

Deferred credits:
Accumulated deferred income taxes and unamortized
investment tax credits	1,203,447	1,228,825
Power contracts	563,936	681,252
Regulatory liability - cost of removal	215,085	214,917
Payable to affiliates	60,210	60,210
Other	82,967	80,154
Total deferred credits	2,125,645	2,265,358

Commitments and contingencies

Total capitalization and liabilities	$6,569,944	$6,561,352

The accompanying notes are an integral part of the consolidated financial statements.

NSTAR Electric Company

Consolidated Statements of Cash Flows

	Years ended December 31,
	2006	2005	2004
	(in thousands)
Operating activities:
Net income	$202,411	$179,591	$181,166
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	324,280	299,741	212,533
Deferred income taxes and investment tax credits	8,136	149,513	65,040
Gain on sales of property	(4,144)	-	-
Purchase power contract buy-out payments	(140,518)	(653,210)	(8,935)
Net changes in:
Accounts receivable and accrued unbilled revenues	(29,808)	57,501	(14,336)
Inventory, at average cost	(1,800)	(6,649)	427
Accounts payable	45,397	(7,258)	9,017
Other current assets and liabilities	59,240	(109,777)	13,311
Deferred debits and credits, net	(12,256)	122,174	(47,646)
Net cash provided by operating activities	450,938	31,626	410,577

Investing activities:
Plant expenditures (including AFUDC)	(374,127)	(337,060)	(271,625)
Proceeds on sales of property	13,295	-	14,252
Increase in restricted cash	-	(3,372)	-
Other investments	549	622	619
Net cash used in investing activities	(360,283)	(339,810)	(256,754)

Financing activities:
Long-term debt issuance, net of discount	197,886	-	300,000
Issuance of transition property securitization	-	674,500	-
Financing costs	(1,750)	(6,513)	(1,851)
Long-term debt redemption	(182,515)	(378,360)	(253,568)
Net change in notes payable	(700)	136,500	(97,990)
Contribution from Parent Company	15,000	-	-
Dividends paid	(117,960)	(113,710)	(102,710)
Net cash (used in) provided by financing activities	(90,039)	312,417	(156,119)

Net increase (decrease) in cash and cash equivalents	616	4,233	(2,296)
Cash and cash equivalents at the beginning of the year	12,820	8,587	10,883
Cash and cash equivalents at the end of the year	$13,436	$12,820	$8,587

Cash paid during the period for:

Interest, net of amounts capitalized	$104,029	$109,679	$89,066

Income taxes	$221,141	$(14,344)	$95,780

Non-cash investing activity:

Non-cash capital transfer	$-	$129,292	$-

Deferred debit regulatory asset - goodwill	$-	$180,473	$-

Non-cash plant additions included in ending accounts payable	$38,515	$52,910	$25,447

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements

Note A.  Business Organization and Summary of Significant Accounting Policies

1.  Nature of Operations

NSTAR Electric Company (f.k.a. Boston Edison Company), ("NSTAR Electric" or "the Company") is a regulated public utility incorporated in 1886 under Massachusetts law and is a wholly-owned subsidiary of NSTAR.  NSTAR Electric serves approximately 1.1 million electric distribution customers in the City of Boston and 80 surrounding communities.  NSTAR is a holding company engaged through its subsidiaries in the energy delivery business serving approximately 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and approximately 300,000 natural gas distribution customers in 51 communities.  Prior to January 1, 2007, NSTAR's retail electric distribution utility subsidiaries were NSTAR Electric, ComElectric and Cambridge Electric.  NSTAR's three retail electric distribution companies have collectively operated as "NSTAR Electric."  NSTAR has a service company that provides management and support services to substantially all NSTAR subsidiaries - NSTAR Electric & Gas.

Effective January 1, 2007, NSTAR, the parent company of NSTAR Electric Company, completed the transfer of the assets (consisting primarily of the utility distribution facilities, properties, franchise rights and other assets and liabilities), of its wholly-owned electric subsidiaries, ComElectric, Cambridge Electric and Canal Electric to NSTAR Electric.  The transfer of net assets was structured as a merger under common control and ownership of ComElectric, Cambridge Electric and Canal Electric into NSTAR Electric.  The transfer of net assets was made pursuant to NSTAR's Settlement Agreement of December 30, 2005 as approved by the MDTE.  NSTAR requested and received approval of this merger from the MDTE and FERC during the fourth quarter of 2006.  The merger was effective as of January 1, 2007 and Boston Edison was renamed "NSTAR Electric Company."  Refer to Note B "Subsequent Event - Transfer of Net Assets Structured as a Merger," for further detail.

2.  Basis of Consolidation and Accounting

The accompanying Consolidated Financial Statements reflect the results of operations, retained earnings, financial position and cash flows of NSTAR Electric and its subsidiaries, Harbor Electric Energy Company (HEEC), BEC Funding LLC, BEC Funding II, LLC and CEC Funding, LLC.  All intercompany transactions have been eliminated in consolidation.

NSTAR Electric follows accounting policies prescribed by the FERC and the DPU.  In addition, NSTAR Electric and its subsidiaries are subject to the accounting and reporting requirements of the SEC.  The accompanying Consolidated Financial Statements conform to accounting principles generally accepted in the United States of America (GAAP).  NSTAR Electric is subject to the FASB Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS 71).  The application of SFAS 71 results in differences in the timing of recognition of certain expenses from those of other businesses and industries.  The distribution and transmission businesses remain subject to rate-regulation and continue to meet the criteria for application of SFAS 71.  Refer to Notes C, D and E to these Consolidated Financial Statements for more information on regulatory assets.

3.  Use of Estimates

The preparation of financial statements in conformity with GAAP requires management of NSTAR Electric and its subsidiaries to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.

4.  Revenues

Operating revenues are based on authorized rates approved by the DPU and FERC.  Estimates of distribution and transition revenues for electricity delivered to customers but not yet billed are accrued at the end of each accounting period.

5.  Utility Plant

Utility plant is stated at original cost.  The cost of replacements of property units are capitalized.  Maintenance and repairs and replacements of minor items are expensed as incurred.  The original cost of property retired, net of salvage value, is charged to accumulated depreciation.  The incurred related cost of removal is charged against the Regulatory liability - cost of removal.

The following is a summary of utility property and equipment, at cost, at December 31:

(in thousands)	2006	2005
Electric -
Transmission	$863,479	$724,120
Distribution	3,258,800	3,094,369
General	263,281	243,693
Electric utility plant in service	$4,385,560	$4,062,182

6.  Depreciation

Depreciation of utility plant is computed on a straight-line basis using composite rates based on the estimated useful lives of the various classes of property.  The composite rates are subject to the approval of the DPU and FERC.  The overall composite depreciation rates for utility property were 3.02%, 3.08% and 3.04% in 2006, 2005 and 2004, respectively.  The rates include a cost of removal component, which is collected from customers.  Depreciation expense on utility plant for 2006, 2005 and 2004 was $127.5 million, $122.5 million and $116.2 million, respectively.

7.  Costs Associated with Issuance and Redemption of Debt and Preferred Stock

Consistent with the recovery in utility rates, discounts, redemption premiums and related costs associated with the issuance and redemption of long-term debt and preferred stock are deferred and amortized as an addition to interest expense over the life of the original or replacement debt.  Costs related to preferred stock issuances and redemptions are reflected as a direct reduction to retained earnings upon redemption or over the average life of the replacement preferred stock series as applicable.

8.  Allowance for Borrowed Funds Used During Construction (AFUDC)

AFUDC represents the estimated costs to finance utility plant construction.  In accordance with regulatory accounting, AFUDC is included as a cost of utility plant and a reduction of current interest charges.  Although AFUDC is not a current source of cash income, the costs are recovered from customers over the service life of the related plant in the form of increased revenues collected as a result of higher depreciation expense.  Average AFUDC rates in 2006, 2005 and 2004 were 5.24%, 3.74% and 1.69%, respectively, and represented only the costs of short-term debt.  The 2006 rate increase is directly related to an increase in short-term borrowing rates.

9.  Cash and Cash Equivalents

Cash and cash equivalents at December 31, 2006 and 2005 are comprised of liquid securities with maturities of 90 days or less when purchased.

10.  Restricted Cash

Restricted cash represents the funds held in escrow on behalf of NSTAR Electric to secure a portion of principal and interest on the Transition Property Securitization Certificates.  Such amount will be released upon final payment of the Transition Property Securitization Certificates.

11.  Equity Method of Accounting

NSTAR Electric uses the equity method of accounting for investments in corporate joint ventures in which it does not have a controlling interest.  Under this method, it records as income or loss the proportionate share of the net earnings or losses of the joint ventures with a corresponding increase or decrease in the carrying value of the investment.  The investment is reduced as cash dividends are received.  NSTAR Electric participates in several corporate joint ventures in which it has investments, principally its 14.5% equity investment in two companies that own and operate transmission facilities to import electricity from the Hydro-Quebec System in Canada, and its equity investments ranging from 4% to 14% in three regional nuclear facilities, two of which are currently being decommissioned.  The third plant site has been decommissioned in accordance with the federal NRC procedures.

12.  Related Party Transactions

The accompanying Consolidated Balance Sheets include $60.2 million in Deferred credits - Payable to Affiliates as of December 31, 2006 and 2005.  This amount is composed of payments received from affiliates as a result of the Company's role as the sponsor of the NSTAR Pension Plan.

Additionally, the accompanying Consolidated Balance Sheets as of December 31, 2006 and 2005 include a net allocation of affiliated companies' expenses of $57.0 million and $20.1 million, respectively.  Operational expenses are charged between NSTAR Electric and its affiliated companies on a cost sharing method based on proportionate use.

13.  Other Income (deductions), net

Major components of other income, net were as follows:

	Years ended December 31,
(in thousands)	2006	2005	2004
Equity earnings	$644	$1,480	$1,607
Interest income	8,180	4,001	1,961
Gains on sales of nonutility property	4,144	-	-
Rental income	2,522	2,498	2,829
Miscellaneous other (includes
applicable income tax expense)	(4,783)	(2,087)	(1,802)
	$10,707	$5,892	$4,595

The higher level of interest income in 2006 primarily reflects interest payments from NSTAR Gas to NSTAR Electric related to the carrying charge on allocated pension balances supported by NSTAR's MDTE approved Pension Adjustment Mechanism (PAM).

Major components of other deductions, net were as follows:

	Years ended December 31,
(in thousands)	2006	2005	2004
Charitable contributions	$(382)	$(2,113)	$(2,256)
Property taxes	(170)	(279)	(352)
Miscellaneous other deductions, (includes
applicable income tax benefit)	(630)	688	1,197
	$(1,182)	$(1,704)	$(1,411)

The lower level of charitable contributions in 2006, as compared to the previous two years, reflects the funding of the NSTAR Foundation to the desired level as of December 31, 2005.  This was accomplished by contributions made to the Foundation of $2 million in both 2005 and 2004.

14.  New Accounting Standards

On July 14, 2006, the FASB issued Interpretation No. 48 (FIN 48), "Accounting for Uncertainty in Income Taxes," an Interpretation of SFAS No. 109, "Accounting for Income Taxes."  FIN 48 prescribes guidance to address inconsistencies among entities with the measurement and recognition in accounting for income tax positions for financial statement purposes.  Specifically, FIN 48 addresses the timing of the recognition of income tax benefits.  FIN 48 requires the financial statement recognition of an income tax benefit when the company determines that it is more-likely-than-not that the tax position will be ultimately sustained.  FIN 48 is effective for fiscal years beginning after December 15, 2006.  Upon adoption of FIN 48, the cumulative effect is reported as an adjustment to the opening balance of retained earnings at January 1, 2007. NSTAR Electric will have an adjustment pertaining to certain construction-related overhead costs to its opening balance of retained earnings upon adoption of FIN 48 effective January 1, 2007.  Refer to Note H "Income Taxes" for further details.

On September 15, 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which provides enhanced guidance for using fair value measurements in financial reporting.  While the standard does not expand the use of fair value in any new circumstance, it has applicability to several current accounting standards that require or permit entities to measure assets and liabilities at fair value.  This standard defines fair value, establishes a framework for measuring fair value in accordance with GAAP and expands disclosures about fair value measurements.  Application of this standard is required for NSTAR Electric beginning in 2008.  The Company is currently assessing what impact, if any, the application of this standard could have on NSTAR Electric's results of operations and financial position.

In February 2007, the FASB issued SFAS No. 159 (SFAS 159), "The Fair Value Option for Financial Assets and Financial Liabilities."  This statement provides companies with an option to report selected financial assets and liabilities at fair value.  SFAS 159 will apply to fiscal years beginning after November 15, 2007.  The Company is currently assessing what impact, if any, the application of this standard could have on NSTAR Electric's results of operations and financial position.

15.  Purchases and Sales Transactions with Independent System Operator - New England (ISO-NE)

During 2006 and 2005, as part of its normal business operations, NSTAR Electric entered into transactions with ISO-NE to sell energy from all of its remaining long-term energy supply resources to ISO-NE.  NSTAR Electric records the net effect of transactions with the ISO-NE as an adjustment to purchased power expense.

16.  Use of Fair Value

The fair value of financial instruments is estimated based upon market trading information, where available.  Absent published market values for an instrument or other assets, management uses observable market data to arrive at its estimates of fair value.  For its long-term debt, management estimates are based on quotations from broker/dealers or interest rate information for similar instruments.  The carrying amount of cash and temporary investments, accounts receivable, accounts payable, short-term borrowings and other current liabilities approximates fair value because of the short maturity and/or frequent repricing of those instruments.  Refer to SFAS No. 157, "Fair Value Measurements" contained in the accompanying Item 14, "New Accounting Standards" of this Note A for more information.

17.  Income Taxes

Income tax expense includes the current tax obligation or benefit and the change in deferred income tax liability for the period.  Deferred income taxes result from temporary differences between financial and tax basis of certain assets and liabilities.

Note B.  Subsequent Event - Transfer of Net Assets Structured as a Merger

Effective January 1, 2007, NSTAR, the parent company of NSTAR Electric, completed the transfer of the assets (consisting primarily of the utility distribution facilities, properties and other assets, and franchise rights) and liabilities, of its wholly-owned electric subsidiaries, ComElectric, Cambridge Electric and Canal Electric to NSTAR Electric.  The transfer of net assets was structured as a merger under common control and ownership of ComElectric, Cambridge Electric and Canal Electric into NSTAR Electric.  The transfer of net assets was made pursuant to NSTAR's Settlement Agreement of December 30, 2005 as approved by the MDTE.  The transfer of net assets was approved by the MDTE and the FERC.  In connection with the transaction, Boston Edison changed its corporate name to NSTAR Electric Company.  Prior to the merger, NSTAR's three electric distribution utility subsidiaries Boston Edison, ComElectric and Cambridge Electric had operated collectively under the trade name of "NSTAR Electric."

In accordance with the Financial Accounting Standards Board, Statement of Financial Accounting Standards No. 141 "Business Combinations," for business combinations under common control and ownership, the consolidated financial statements are combined on an "as if" pooling basis.  Therefore, the accompanying financial statements reflect the combined financial position, results of operation and cash flows of merged entities from the earliest period presented.  Following the transaction, NSTAR Electric (f.k.a. Boston Edison) will continue as a wholly-owned subsidiary of NSTAR.  In connection with the merger, NSTAR Electric issued an aggregate of 25 of its Common Shares, par value of $1.00 per share, to NSTAR in exchange for the net assets of the acquired companies.  The exchange rate was determined and allocated proportionately based on the common equity of Commonwealth, Cambridge and Canal Electric.

Note C.  Asset Retirement Obligations

The FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations, an interpretation of SFAS No. 143" (FIN 47), "Accounting for Asset Retirement Obligations" (SFAS 143), requires entities to record the fair value of a liability for an ARO in the period in which it is incurred.  When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset.  Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.  Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.  FIN 47 clarifies when an entity would be required to recognize a liability for the fair value of an ARO that is conditional on a future event if the liability's fair value can be reasonably estimated.  Uncertainty surrounding the timing and method of settlement that may be conditional on events occurring in the future are factored into the measurement of the liability rather than the existence of the liability.

NSTAR Electric adopted FIN 47 at December 31, 2005, as required.  The recognition of an ARO within its regulated utility business has no impact on NSTAR Electric's earnings.  In accordance with SFAS 71, NSTAR Electric established a regulatory asset to recognize future recoveries through depreciation rates for the recorded ARO.  NSTAR Electric has identified plant assets in which this condition exists and is related to plant assets containing asbestos materials and legal requirements to undertake remediation efforts upon retirement.  As a result, in December 2005, NSTAR Electric recognized an asset retirement cost of $0.4 million as an increase in utility property, an asset retirement liability of $8.8 million and a regulatory asset of $8.4 million.

The ultimate cost to remove utility plant from service (cost of removal) is recognized as a component of depreciation expense in accordance with approved regulatory treatment.  As of December 31, 2006 and 2005, the estimated amount of the cost of removal included in regulatory liabilities was approximately $215.1 million and $214.9 million, respectively, based on the estimated cost of removal component in current depreciation rates.  At December 31, 2006, NSTAR Electric has an asset retirement cost in utility plant of $0.4 million, an asset retirement liability of $10.5 million and a regulatory asset of $10.1 million.

Note D.  Non-Cash Regulatory Asset and Capital Transfer

NSTAR was created in 1999 in connection with the merger of BEC Energy and Commonwealth Energy System.  As of September 30, 2005, NSTAR changed the classification of its Goodwill to a Regulatory asset.  This change was adopted to better align with NSTAR Electric's existing rate recovery mechanism that allows for the recovery of goodwill from its customers over 40 years.  As a result of this change, NSTAR has reallocated a portion of the previously recorded goodwill from another subsidiary company, NSTAR Gas, to NSTAR Electric. This change was effective as of September 30, 2005 and was accounted for as a non-cash capital transfer to NSTAR Electric of $129 million from NSTAR.  This transfer represents NSTAR Electric's proportionate share of goodwill that arose from the merger that created NSTAR in accordance with the 1999 Rate Order from the MDTE approving the merger.

In addition to this transfer of goodwill and its classification to a regulatory asset and in accordance with the requirements of SFAS 109, "Accounting for Income Taxes," NSTAR Electric recognized $230 million of accumulated deferred income taxes related to this goodwill along with a corresponding regulatory asset as of September 30, 2005.  The regulatory asset, representing the accumulated deferred income taxes, will be amortized over the remaining life of the regulatory asset -- goodwill (amounting to approximately $6.7 million annually) in accordance with NSTAR's merger rate order allowing full recovery of goodwill from ratepayers.  This additional amortization expense will be entirely offset by a corresponding deferred income tax benefit.

Note E.  Regulatory Assets

Regulatory assets represent costs incurred that are expected to be collected from customers through future rates in accordance with agreements with regulators.  These costs are expensed when the corresponding revenues are received in order to appropriately match revenues and expenses.

Regulatory assets consisted of the following:

	December 31,
(in thousands)	2006	2005
Energy contracts (including Yankee units)	$735,731	$866,592
Goodwill	565,390	582,698
Retiree benefit costs	325,787	9,920
Securitized energy-related costs	802,115	909,651
Merger costs to achieve	37,615	51,725
Income taxes, net	33,577	53,909
Purchased energy costs (over)/under collection	(39,659)	16,110
Redemption premiums	13,080	14,896
Other	84,525	75,616
Total current and long-term regulatory assets	$2,558,161	$2,566,221

Under the traditional revenue requirements model, electric rates are based on the cost of providing energy delivery service.  Under this model, NSTAR Electric is subject to certain accounting standards that are not applicable to other businesses and industries in general.  The application of SFAS 71 requires companies to defer the recognition of certain costs when incurred if future rate recovery of these costs is expected.  This is applicable to NSTAR Electric's distribution and transmission operations.

     Energy contracts

The unamortized balance of the estimated costs to decommission the CY, YA and MY nuclear power plants was $77.4 million at December 31, 2006.  The MY nuclear unit was notified on October 3, 2005 by the NRC that its former plant site was decommissioned in accordance with NRC procedures.  NSTAR Electric’s liability for CY decommissioning and its recovery ends at the earliest in 2010, for YA in 2014 and for MY in 2010.  However, should the actual costs exceed current estimates and anticipated decommissioning dates, NSTAR Electric could have an obligation beyond these periods that would be fully recoverable.  These costs are recovered through NSTAR Electric’s transition charge.   NSTAR Electric does not earn a return on decommissioning costs, but a return is included in rates charged to NSTAR Electric by the plant operators.  Refer to the accompanying Notes to Consolidated Financial Statements, Note N, “Commitments and Contingencies,” for further discussion.

In addition, at December 31, 2006, $658.3 million represents the recognition of eight purchase power contract buy-out agreements that NSTAR Electric executed in 2004 and their future recovery through NSTAR Electric's transition charges.  Refer to the accompanying Notes to Consolidated Financial Statements, Note M, "Contracts for the Purchase of Energy" for further details.  For the power contracts that were terminated, NSTAR Electric does not earn a return on this regulatory asset.  NSTAR Electric recognized this regulatory asset as a result of recognizing the contract termination liability in accordance with SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities."  As a result, NSTAR Electric has not treated this regulatory asset as an investment in which it would be entitled to earn a return.  Furthermore, no cash outlay has been incurred by NSTAR Electric to create the regulatory asset.  The contracts' termination payments will occur over time and will be collected from customers through NSTAR Electric's transition charge over the same time period.  The cost recovery of these terminated contracts is through September 2016.

     Goodwill

The Company's goodwill originated from the merger that created NSTAR in 1999.  As a result of a rate order from the MDTE approving the merger, the Company is recovering goodwill from its customers and, therefore, NSTAR Electric has determined that this rate structure allows for amortization of goodwill over the collection period.  Goodwill along with related deferred income taxes is being amortized over 40 years, through 2039, without a carrying charge.  Refer to the accompanying Note D, "Non-Cash Regulatory Asset and Capital Transfer".

     Retiree benefit costs

The retiree benefit regulatory asset at December 31, 2006 of $325.8 million is comprised primarily of $324.3 million related to the application of SFAS No. 158, "Employers' Accounting for Deferred Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)" (SFAS 158).  (Refer to the accompanying Note I, "Pension and Other Postretirement Benefits," for further details.)  Of this amount, $321.9 million is earning a carrying charge under the PAM regulatory mechanism.  The remaining balance reflects the recognition of the unfunded status of other postretirement benefits.  Deferred pension and PBOP costs, in accordance with PAM, are amortized and collected from or returned to customers over three years.  At December 31, 2006, these deferred costs amounted to an over collection of $3.9 million.  NSTAR Electric is allowed to recover its qualified pension and PBOP expenses through its reconciling rate mechanism, thereby removing the volatility in earnings that may have resulted from requirements of existing accounting standards and provides for an annual filing and rate adjustment approved by the DPU.

     Securitized energy-related costs

Costs related to purchase power contract buy-outs and the divestiture of NSTAR Electric’s generation business are recovered with a return through the transition charge.  This recovery occurs through 2023.  This schedule is subject to adjustment by the DPU.

On March 1, 2005, NSTAR Electric closed on a securitization financing for $674.5 million to, in part, finance the buy-out of four energy contracts.  The remaining balance at December 31, 2006 of $519.9 million represents their future recovery through NSTAR Electric's transition charges.

As of December 31, 2006, $739.6 million of these energy-related regulatory assets are collateralized with the Transition Property Securitization Certificates held by BEC Funding LLC, BEC Funding II, LLC and CEC Funding, LLC.  The certificates are non-recourse to NSTAR Electric.

     Merger Costs to Achieve (CTA)

CTA represents costs incurred to execute the merger that created NSTAR and includes the costs of severance payments, legal and financial advisor costs and system integration costs.  These costs are collected from NSTAR Electric's distribution customers and exclude a return component.  The amortization amount of these costs has been adjusted since the original recovery began to reflect the actual costs incurred.

     Income taxes, net

Approximately $42.7 million of this regulatory asset balance reflects deferred tax reserve deficiencies that the MDTE has allowed recovery of from ratepayers in accordance with an MDTE-approved settlement agreement and excludes a return component.  Offsetting these amounts is approximately $9.1 million of a regulatory liability associated with unamortized investment tax credits.

     Purchased energy costs

The purchased power costs at December 31, 2006 relate to electric basic service costs.  Basic service is the electricity that is supplied by the local distribution company when a customer has not chosen to receive service from a competitive supplier.  The market price for basic service may fluctuate based on the average market price for energy.  Amounts collected through basic service are recovered on a fully reconciling basis with a return component.

     Redemption premiums

These amounts reflect the unamortized balance of redemption premiums on NSTAR Electric Debentures that are amortized and recovered over the life of the respective debentures pursuant to MDTE approval.  There is no return recognized on this balance.

     Other

These amounts primarily consist of deferred transmission costs that are set to be recovered over a subsequent twelve-month period with a return.  The deferred costs represent the difference between the level of billed transmission revenues and the current period costs incurred to provide transmission-related services.  Also in this category are the costs associated with an MDTE approved safety and reliability program.

Note F.  Derivative Instruments - Power Contracts

The electric distribution industry may contract to buy and sell electricity under option contracts, which allow the distribution company the flexibility to determine when and in what quantity to take electricity in order to align with its demand for electricity.  These contracts would normally meet the definition of a derivative instrument requiring mark-to-market accounting.  However, because electricity cannot be stored and utilities are obligated to maintain sufficient capacity to meet the electricity needs of its customer base, an option contract for the purchase of electricity typically qualifies for the normal purchases and sales exception as described in the FASB Statement of Financial Accounting Standard (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" and Derivative Implementation Group (DIG) interpretations and, therefore, does not require mark-to-market accounting.  As a result, these agreements are not reflected as an asset or liability on the accompanying Consolidated Balance Sheets as they qualify for the normal purchases and sales exception.  NSTAR Electric accounts for its energy contracts in accordance with SFAS No. 133 and SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities."

Note G.  Variable Interest Entities

In 2004, the FASB issued its interpretation, "Consolidation of Variable Interest Entities," as revised in December 2003 (FIN 46R), which addresses the consolidation of VIE by business enterprises that are the primary beneficiaries.  A VIE is an entity that does not have sufficient equity investment at risk to permit it to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest.  The primary beneficiary of a VIE is the enterprise with the majority of the risks or rewards associated with the VIE. Based on NSTAR Electric's review of FIN 46 and FIN 46R, it consolidates three wholly-owned special purpose subsidiaries - BEC Funding LLC., established in 1999, BEC Funding II, LLC and CEC Funding, LLC, both established in 2004, to undertake the completed sale of $725 million, $265.5 million and $409 million, respectively, in notes to a special purpose trust created by two Massachusetts state agencies.  NSTAR Electric determined that the substance of these entities is appropriate to continue to consolidate these entities.

Note H.  Income Taxes

Income taxes are accounted for in accordance with SFAS No. 109, "Accounting for Income Taxes" (SFAS 109).  SFAS 109 requires the recognition of deferred tax assets and liabilities for the future tax effects of temporary differences between the carrying amounts and the tax basis of assets and liabilities.  In accordance with SFAS 71 and SFAS 109, net regulatory assets of $33.6 million and $53.9 million and corresponding net increases in accumulated deferred income taxes were recorded as of December 31, 2006 and 2005, respectively.  The regulatory assets represent the additional future revenues to be collected from customers for deferred income taxes.

Accumulated deferred income taxes and unamortized investment tax credits consisted of the following:

	December 31,
(in thousands)	2006	2005
Deferred tax liabilities:
Plant-related	$564,910	$503,741
Regulatory asset - goodwill	221,774	228,563
Power contracts	218,478	250,824
Transition costs	88,242	116,108
Other	185,656	201,265
	1,279,060	1,300,501

Deferred tax assets:
Investment tax credits	11,533	12,488
Other	58,942	63,515
	70,475	76,003
Net accumulated deferred income taxes	1,208,585	1,224,498
Accumulated unamortized investment tax credits	17,869	19,349
	$1,226,454	$1,243,847

Deferred tax liability and unamortized investment tax credits are presented in the balances on the accompanying Consolidated Balance Sheets as follows:

	December 31,
	2006	2005
Income taxes (current portion)	$23,007	$15,022
Accumulated deferred income taxes and unamortized
investment tax credits	1,203,447	1,228,825
Total	$1,226,454	$1,243,847

Previously deferred investment tax credits are amortized over the estimated remaining lives of the property which generated the credits.

For Federal income tax purposes, NSTAR Electric files its return as part of the NSTAR consolidated income tax return.  As such, the amount of current and deferred Federal income tax expense or benefit is calculated based on NSTAR Electric's stand alone taxable income and reflects the impact of both temporary and permanent book to tax differences.  Therefore, NSTAR Electric is obligated to pay or receive from NSTAR its share of current Federal tax expense or benefit.  NSTAR Electric's deferred Federal income tax liability represents future income tax payments to NSTAR.

The deferred income tax component by jurisdiction is as follows:

(in thousands)	2006	2005
Deferred Federal tax liability and unamortized investment tax credits	$1,072,178	$1,067,583
Deferred state tax liability	154,276	176,264
Total deferred tax liability	$1,226,454	$1,243,847

Components of income tax expense were as follows:

(in thousands)	2006	2005	2004
Current income tax expense	$114,344	$(37,715)	$48,117
Deferred income tax expense	9,615	151,003	66,539
Investment tax credit amortization	(1,479)	(1,490)	(1,499)
Income taxes charged to operations	122,480	111,798	113,157
Tax expense on other income, net	6,148	2,703	2,054
Total income tax expense	$128,628	$114,501	$115,211

The effective income tax rates reflected in the consolidated financial statements and the reasons for their differences from the statutory federal income tax rate were as follows:

	2006	2005	2004
Statutory tax rate	35.0%	35.0%	35.0%
State income tax, net of federal income tax benefit	4.2	4.2	4.2
Investment tax credits	(0.4)	(0.5)	(0.5)
Other	0.1	0.2	0.2
Effective tax rate	38.9%	38.9%	38.9%

Uncertain Tax Positions

     Deduction of Construction-Related Costs

In 2004, NSTAR filed an amended income tax return for 2002 to change the method of accounting for certain construction-related overhead costs previously capitalized to plant to the SSCM that allowed for accelerated deduction.  NSTAR Electric has claimed additional deductions related to the tax accounting method change in its 2002-2004 returns of $366.7 million.  In 2005, NSTAR received formal notification from the IRS that the claim on its amended income tax return would be denied and NSTAR Electric never received the requested refund amount due.

In August 2005, the IRS issued Revenue Ruling 2005-53 and Treasury Regulations under Code Section 263A related to the SSCM to curtail these levels of construction-related cost deductions by utilities and others.  Under this Regulation, the SSCM is not available for the majority of NSTAR Electric's constructed property for the years 2005 and forward.  As a result, NSTAR Electric was required to make a cash tax payment to the IRS of $128.3 million by December 2006 representing the disallowed SSCM deductions taken for 2002-2004 even though the tax refund was never received.  This payment will be fully refunded with interest to NSTAR, once this tax position is settled.  As of December 31, 2006, this refund has been recorded as a non-current Refundable income tax on the accompanying Consolidated Balance Sheet.  This tax payment, along with any potential deduction ultimately sustained, is not anticipated to have a material impact on NSTAR Electric's results of operations, its financial position, or cash flows.

NSTAR Electric had previously estimated that its tax position related to this tax benefit was less than more-likely-or-not.  However, upon further assessment and in conjunction with its anticipated adoption of FIN 48 on January 1, 2007, NSTAR Electric has estimated it will recognize approximately $2.3 million, net of tax, of interest income to its January 1, 2007 retained earnings balance.

Note I.  Pension and Other Postretirement Benefits

NSTAR Electric adopted the funded status recognition provision of SFAS 158 effective December 31, 2006. This standard amends SFAS Nos. 87, 88 and 132(R).  SFAS 158 requires an employer with a defined benefit plan or other postretirement plan to recognize an asset or liability on its balance sheet for the over funded or under funded status of the plan as defined by SFAS 158.

The pension asset or liability is the difference between the fair value of the pension plan's assets and the projected benefit obligation as of year-end.  As a result of NSTAR Electric's approved regulatory rate mechanism for recovery of pension and postretirement costs, NSTAR Electric has recognized a regulatory asset for certain of its pension and postretirement costs in lieu of taking a charge to accumulated other comprehensive income.  The following table illustrates the effect on individual financial statement line items of applying this standard, relating to pension costs:

(in thousands)	December 31, 2006
	Before Application of SFAS 158	Adjustment	After Application of SFAS 158
Assets:
Regulatory assets	$2,233,896	$324,265	$2,558,161
Prepaid pension	321,883	(321,883)	-
Deferred debits - other	39,171	2,286	41,457

Liabilities and Equity:
Deferred credits - Other	78,229	4,668	82,967

1.  Pension

NSTAR Electric is the sponsor of the NSTAR Pension Plan (the Plan), which is a defined benefit funded retirement plan that covers substantially all employees of NSTAR Electric & Gas.  Pension benefits are based on various final average pay formulae.

The Plan uses December 31st for the measurement date to determine its projected benefit obligation and fair value of plan assets for the purposes of determining the Plan's funded status and the net periodic benefit costs for the following year.

The changes in benefit obligation and Plan assets were as follows:

	December 31,
(in thousands)	2006	2005
Change in benefit obligation:
Benefit obligation, beginning of the year	$994,962	$1,022,983
Service cost	20,347	20,270
Interest cost	57,094	55,432
Plan amendments	699	-
Plan participants' contributions	36	42
Actuarial loss (gain)	22,389	(28,770)
Settlement payments	(10,953)	(23,726)
Benefits paid	(50,847)	(51,269)
Benefit obligation, end of the year	$1,033,727	$994,962

Change in Plan assets:
Fair value of Plan assets, beginning of the year	$964,613	$894,754
Actual gain on Plan assets, net	126,210	69,812
Employer contribution	-	75,000
Plan participants' contributions	36	42
Settlement payments	(10,953)	(23,726)
Benefits paid	(50,847)	(51,269)
Fair value of Plan assets, end of the year	$1,029,059	$964,613

	December 31,
(in thousands)	2006	2005

Funded status at end of year (under)/over	$(4,668)	$(30,349)
Unrecognized actuarial net loss		383,037
Unrecognized prior service cost		(5,799)
Net amount recognized		$346,889

The market-related value of the Plan's pension assets is determined based on the actual fair value as of the balance sheet date for all classes of assets.  Therefore, the difference between the actual and expected return on Plan assets is reflected as a component of unrecognized actuarial net loss.

Amounts recognized in the accompanying Consolidated Balance Sheets consisted of:

	December 31,
(in thousands)	2006	2005
Prepaid pension	$-	$346,889
Deferred credits - other	(4,668)	-
	$(4,668)	$346,889

Amounts not yet reflected in net periodic benefit cost and included in regulatory assets:

(in thousands)	December 31,
2006
Prior service credit (cost)	$4,289
Accumulated actuarial (loss)	(330,840)
Cumulative employer contributions in excess of net periodic benefit cost	321,883
Net unrecognized periodic pension benefit cost and reflected on the accompanying Consolidated Balance Sheet	$(4,668)

The accumulated benefit obligations for the qualified pension plan as of December 31, 2006 and 2005 were $905.1 million and $880.8 million, respectively.

Weighted average assumptions were as follows:

	2006	2005	2004
Discount rate at the end of the year	6.0%	5.75%	5.75%
Expected return on Plan assets for the year (net of
expenses)	8.4%	8.4%	8.4%
Rate of compensation increase at the end of the year	4.0%	4.0%	4.0%

The Plan's discount rate is based on a rate modeling of a bond portfolio that approximates the Plan liabilities.  In addition, management considers rates of high quality corporate bonds of appropriate maturities as published by nationally recognized rating agencies consistent with the duration of the Plan and through periodic bond portfolio matching.  The Plan's long-term rate of return is based on past performance and economic forecasts for the types of investments held in the Plan as well as the target allocation of the investments over a 20-year time period.  This rate is presented net of both administrative expenses and investment expenses, which have averaged approximately 0.6% for 2006 and 2005.

Components of net periodic benefit cost were as follows:

	Years ended December 31,
(in thousands)	2006	2005	2004
Service cost	$20,347	$20,270	$18,805
Interest cost	57,094	55,432	58,042
Expected return on Plan assets	(78,013)	(74,390)	(70,794)
Amortization of prior service cost	(810)	(810)	(810)
Amortization of transition obligation	-	-	379
Recognized actuarial loss	26,389	25,355	26,414
Net periodic benefit cost before allocation to affiliates	$25,007	$25,857	$32,036

The Company, as a sponsor of the Plan, allocated net costs and was reimbursed by its affiliated companies a total of $5 million, $5.2 million and $6.4 million in 2006, 2005 and 2004, respectively.  The Company's discount rates used to calculate its net periodic benefit costs for 2006, 2005 and 2004 were 6.0%, 5.75% and 5.75%, respectively.

Certain postretirement health care benefits are eligible to certain active NSTAR Electric & Gas and retired non-union employees in conjunction with the Group Welfare Benefit Plan for Retirees of NSTAR.  Pursuant to the Internal Revenue Code, the Company funds these benefits through a 401(h) subaccount of the Pension Plan, subject to certain conditions and limitations.  Assets included in the 401(h) subaccount must only be used for postretirement health care benefits.  Assets in the trust beyond those in the 401(h) subaccount must be used to pay pension benefits and cannot be used to pay postretirement health care benefits.

The following indicates the weighted average asset allocation percentage of the fair value of total Plan assets for each major type of Plan asset as of December 31st as well as the Plan's target percentages and the permissible range:

	Plan Assets		Target	Targeted
	2006	2005	Percentages	Ranges	Benchmark
Asset Category
Equity securities	51%	51%	45%	40% - 50%	Russell 300 Index
Debt securities	17%	28%	14%	12% - 22%	Lehman Aggregate
Real Estate	12%	7%	17%	10% - 20%	Wilshire NAREIT Index
Alternative	20%	14%	24%	20% - 30%	Various
Total	100%	100%	100%

The alternative asset category primarily consists of hedge funds and common/collective trusts.

The primary investment goal of the Plan is to achieve a total annualized return of 9% (before expenses) over the long-term and to minimize unsystematic risk so that no single security or class of securities will have a disproportionate impact on the Plan.  Risk is regularly evaluated, compared and benchmarked to plans with a similar investment strategy.  NSTAR Electric currently uses 18 asset managers to manage its Plan assets.  Assets are diversified by both asset class (i.e., equities, bonds) and within these classes (i.e., economic sector, industry), such that, for each asset manager:

-	No more than 6% of an asset manager's equity portfolio market value may be invested in one company
-	Each portfolio should be invested in at least 20 different companies in different industries, and
-	No more than 50% of each portfolio's market value may be invested in one industry sector.

Each asset manager may invest in domestic and international fixed income investments and may include government obligations, corporate bonds, preferred stock, and asset-backed securities. In addition, no one asset manager may invest in more than 5% of any one security of an issuer, except the U.S. Government and its agencies.

As a result of the significant contributions made in prior years, NSTAR Electric did not make contributions to the Plan in 2006 and does not anticipate making any contributions to the Plan in 2007.

The estimated benefit payments for the years after 2006 are as follows:

(in thousands)
2007	$62,399
2008	63,650
2009	69,490
2010	69,118
2011	71,857
2012 - 2016	406,240
Total	$742,754

2.  Other Postretirement Benefits

NSTAR Electric supports a portion of NSTAR's Group Welfare Benefits Plan for Retirees of NSTAR.  The Plan provides health care and other benefits to retired eligible employees who meet certain age and years of service eligibility requirements and their dependent?  These benefits include health and life insurance coverages.  Under certain circumstances, eligible retirees are required to contribute to the cost of postretirement benefits.

To fund these postretirement benefits, NSTAR, on behalf of NSTAR Electric and other subsidiaries, makes contributions to various VEBA trusts that were established pursuant to section 501(c)(9) of the Internal Revenue Code.

The funded status of the Plan cannot be presented separately for NSTAR Electric since the Company participates in the Plan trusts with other subsidiaries.  Plan assets are available to provide benefits for all Plan participants who are former employees of NSTAR Electric and other subsidiaries of NSTAR.

The net periodic postretirement benefits cost allocated to NSTAR Electric were $17.9 million, $20.9 million and $22.2 million in 2006, 2005 and 2004, respectively.

3.   Savings Plan

NSTAR Electric contributes proportionately into a defined contribution 401(k) plan for substantially all employees of NSTAR Electric & Gas.  Matching contributions (which are equal to 50% of the employees' deferral up to 8% of eligible base and cash incentive compensation) included in the accompanying Consolidated Statements of Income, amounted to approximately $5 million in 2006, 2005 and 2004.  The plan was amended to allow for increased maximum annual pre-tax contributions and additional "catch-up" pre-tax contributions for participants age 50 or older, acceptance of other types of "roll-over" pre-tax funds from other plans and the option of reinvesting dividends paid on the NSTAR Common Share Fund or receiving such dividends in cash.  The election to reinvest dividends paid on the NSTAR Common Share Fund or receive the dividends in cash is subject to a freeze period beginning seven days prior to the date any dividend is paid.  During this period, participants cannot change their election.  NSTAR dividends are paid to this plan four times a year in February, May, August and November.

Note J.  Capital Stock

Cumulative Preferred Stock

Non-mandatory redeemable series:

Par value $100 per share, 2,890,000 shares authorized and 430,000 shares issued and outstanding:

(in thousands, except per share amounts)

	Current Shares	Redemption	December 31,
Series	Outstanding	Price/Share	2006	2005
4.25%	180,000	$103.625	$18,000	$18,000
4.78%	250,000	$102.80	25,000	25,000
Total non-mandatory redeemable series			$43,000	$43,000

NSTAR Electric has two outstanding series of non-mandatory redeemable preferred stock.  Both series are part of a class of NSTAR Electric's Cumulative Preferred Stock.  Upon any liquidation of NSTAR Electric, holders of the Cumulative Preferred stock are entitled to receive the liquidation preference for their shares before any distribution to the holder of the common stock.  The liquidation preference for each outstanding series of Cumulative Preferred Stock is equal to the par value ($100 per share), plus accrued and unpaid dividends.

Note K.  Indebtedness

1.  Long-Term Debt

NSTAR Electric’s long-term debt consisted of the following:

	December 31,
(in thousands)	2006	2005
Notes:
7.62%, due November 2006	-	20,000
8.70%, due March 2007	-	5,000
9.55%, due December 2007 *	1,429	2,857
7.70%, due March 2008 *	10,000	10,000
9.37%, due January 2012 *	6,316	7,368
7.98%, due March 2013 *	25,000	25,000
9.53%, due December 2014 *	10,000	10,000
9.60%, due December 2019 *	10,000	10,000
8.47%, due March 2023 *	15,000	15,000
Debentures:
7.80%, due May 2010	125,000	125,000
4.875%, due October 2012	400,000	400,000
4.875%, due April 2014	300,000	300,000
5.75%, due March 2036	200,000	-
Sewage facility revenue bonds, due through 2015	13,214	14,902
Massachusetts Industrial Finance Agency (MIFA) bonds:
5.75%, due February 2014	15,000	15,000
Transition Property Securitization Certificates:
3.40%, due September 2006	-	36,836
6.91%, due September 2007	41,430	108,923
3.78%, due September 2008	104,998	154,018
7.03%, due March 2010	171,624	171,624
4.13%, due September 2011	266,477	266,477

4.40%, due September 2013	144,771	144,771
	1,860,259	1,842,776
Unamortized debt discount	(5,370)	(3,837)
Amounts due within one year *	(170,515)	(117,851)
Total long-term debt	$1,684,374	$1,721,088

*  For financial reporting purposes, NSTAR Electric reclassified its long-term debt principal balance of $77.7 million as due within one year on the accompanying Consolidated Balance Sheets at December 31, 2006 as a result of NSTAR's merger of its electric subsidiaries, ComElectric, Cambridge Electric and Canal Electric into NSTAR Electric.  The merger was effective January 1, 2007 and the debt was fully paid off on the following day and included a make-whole premium and accrued interest payment of $17.6 million and $1.5 million, respectively.

On September 1, 2006, Cambridge Electric redeemed the entire $5 million aggregate principal amount of its 8.7%, Series H Notes, due March 11, 2007, for a redemption price of 101.439% of the principal amount there of plus accrued interest.

On November 1, 2006, Cambridge Electric redeemed the entire outstanding balance of $20 million aggregate principal amount of its 7.62%, seven-year Notes due on that date.

Sewage facility revenue bonds are tax-exempt, subject to annual mandatory sinking fund redemption requirements and mature through 2015.  Scheduled redemptions of $1.65 million were made in 2006 and 2005.  The interest rate of the bonds was 7.375% for both 2006 and 2005.

The 5.75% tax-exempt unsecured MIFA bonds due 2014 were redeemable beginning in February 2004 at a redemption price of 102%.  The redemption price decreased to 101% in February 2005 and to par in February 2006.

The aggregate principal amounts of NSTAR Electric long-term debt (including securitization certificates and sinking fund requirements) due in the five years subsequent to 2006 are approximately $171 million in 2007, $155 million in 2008, $154 million in 2009, $251 million in 2010 and $86 million in 2011.

The Transition Property Securitization Certificates of BEC Funding LLC, BEC Funding II, LLC and CEC Funding, LLC (Funding companies) are each collaterized with separate securitized regulatory assets with combined balances of $739.6 million and $892.5 million as of December 31, 2006 and 2005, respectively.  NSTAR Electric, as servicing agent for the Funding companies, collected $194.4 million and $186.9 million in 2006 and 2005, respectively.  Funds collected from the companies' respective customers are transferred to each Funding companies' Trust on a daily basis.  These Certificates are non-recourse to NSTAR Electric.

On March 16, 2006, Boston Edison sold $200 million of thirty-year fixed rate (5.75%) Debentures.  The net proceeds were primarily used to repay outstanding short-term debt balances.  This most recent financing activity completes a process that began in December 2003 when Boston Edison filed a shelf registration with the SEC to issue up to $500 million in debt securities.  The MDTE approved the issuance by Boston Edison of up to $500 million of debt securities from time to time on or before December 31, 2005.  On December 29, 2005, the MDTE approved Boston Edison's request to extend the term of its financing plan until June 30, 2006 for the remaining $200 million in securities.

2.  Financial Covenant Requirements and Lines of Credit

NSTAR Electric has no financial covenant requirements under their long-term debt arrangements.

NSTAR Electric has approval from the FERC to issue short-term debt securities from time to time on or before October 23, 2008, with maturity dates no later than October 23, 2009, in amounts such that the aggregate principal does not exceed $655 million at any one time.  NSTAR Electric has a five-year, $450 million revolving credit agreement that expires January 2, 2012.  However, unless NSTAR Electric receives necessary approvals from the DPU, the credit agreement will expire 364 days from the date of the first draw under the agreement.  At December 31, 2006 and 2005, there were no amounts outstanding under the revolving credit agreement. This credit facility serves as backup to NSTAR Electric's $450 million commercial paper program that had a $232 million and $233 million outstanding balance at December 31, 2006 and 2005, respectively. On January 2, 2007, with the effect of the NSTAR Electric merger, the commercial paper program had an outstanding balance of $326 million.  Under the terms of the revolving credit agreement, NSTAR Electric is required to maintain a consolidated maximum total debt to capitalization ratio of not greater than 65% at all times, excluding Transition Property Securitization Certificates, and excluding Accumulated other comprehensive income (loss) from common equity.  At December 31, 2006 and 2005, NSTAR Electric was in full compliance with its covenants in connection with its short-term credit facilities as the ratios were 49.0% and 45.9%, respectively.

Interest rates on the outstanding short-term borrowings generally are money market rates and averaged 5.29% and 3.75% in 2006 and 2005, respectively.

Note L.  Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of securities for which it is practicable to estimate the value:

1.  Cash and Cash Equivalents

The carrying amounts of $13.4 million and $12.8 million as of December 31, 2006 and 2005, respectively, approximate fair value due to the short-term nature of these securities.

2.  Indebtedness (Excluding Notes Payable)

The fair values of long-term indebtedness are based upon the quoted market prices of similar issues.  Carrying amounts and fair values as of December 31, 2006 and 2005 were as follows:

(in thousands)	2006		2005
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Long-term indebtedness
(including current maturities)	$1,854,889	$1,867,990	$1,838,939	$1,861,540

Note M.  Contracts for the Purchase of Energy

As a Massachusetts distribution company, NSTAR Electric is required to obtain and resell power to retail customers through basic service for those who choose not to buy energy from a competitive energy supplier.  Basic service rates are reset every six months (every three months for large commercial and industrial customers).  The price of basic service is intended to reflect the average competitive market price for power.  For basic service power supply, NSTAR Electric makes periodic market solicitations consistent with MDTE regulations.  During 2006, NSTAR Electric entered into short-term power purchase agreements to meet its entire basic service supply obligation, other than to its largest customers, for the period January 1, 2007 through June 30, 2007 and for 50% of its obligation, other than to these large customers, for the second-half of

2007.  NSTAR Electric has entered into short-term power purchase agreements to meet its entire basic service supply obligation for large customers through March 2007.  A request for proposals will be issued quarterly in 2007 for the remainder of the obligation for large customers and semi-annually for non-large customers.  For 2006, NSTAR Electric entered into agreements ranging in length from three to twelve-months.  NSTAR Electric fully recovers its payments to suppliers through DPU-approved rates billed to customers.

During late 2004 and early 2005, NSTAR Electric completed several buy-out transactions or restructure certain of its long-term purchase power agreements that pre-dated the 1999 restructuring of the electric market in Massachusetts.  These agreements constituted purchase power commitments and reduced the amount of above-market energy costs that NSTAR Electric will incur and collect from its customers through its transition charges.

The Rate Settlement Agreement required NSTAR Electric to design a policy for the procurement of basic service supply for residential customers effective July 1, 2006, permitting NSTAR Electric to execute energy supply contacts for one, two and three-years procuring fifty, twenty-five and twenty-five percent, respectively, of its total energy load requirements for residential customers.  NSTAR Electric, after working with the AG and a low-income support organization, developed a schedule to implement this provision. This proposal included a method for further review and modification to potentially include longer-term contracts that are anticipated to reduce price volatility for small consumers, solicited long-term contracts as part of its last 2006 solicitation.  However, after review of the proposals, NSTAR Electric, again after consultation with the AG, determined that it would enter into short-term contract alternatives.

Note N.  Commitments and Contingencies

1.  Service Quality Indicators

Service quality indicators (SQI) are established performance benchmarks for certain identified measures of service quality relating to customer service and billing performance, customer satisfaction, and reliability and safety performance for all Massachusetts utilities.  NSTAR Electric is required to report annually to the DPU concerning its performance as to each measure and is subject to maximum penalties of up to two percent of transmission and distribution revenues should performance fail to meet the applicable benchmarks.

NSTAR Electric monitors its service quality continuously to determine its contingent liability.  If it is probable that a liability has been incurred and is estimable, a liability is accrued.  Annually, NSTAR Electric makes a service quality performance filing with the DPU.  Any settlement or rate order that would result in a different liability level from what has been accrued would be adjusted in the period that the DPU issues an order determining the amount of any such liability.

On March 1, 2006, NSTAR Electric filed its 2005 Service Quality Report with the MDTE indicated a penalty situation and recorded a liability of $0.1 million.  On December 21, 2006, the MDTE issued a formal approval of this filing.

As of December 31, 2006, NSTAR Electric's 2006 performance has exceeded the applicable established benchmarks such that no liability has been accrued for 2006.  On March 1, 2007, NSTAR Electric filed its 2006 Service Quality Report with the MDTE that demonstrated the Company achieved sufficient levels of reliability and performance; the report indicated that no penalty was assessed for 2006.  However, the past and current performance is not indicative of future results.

In late 2004, the MDTE initiated a proceeding to eventually modify and improve the SQI guidelines for all Massachusetts utilities.  On December 23, 2006, the MDTE issued its final order and guidelines in the generic SQI evaluation.  The new guidelines somewhat alter existing requirements, but it does not appear that the changes will have a material impact on NSTAR

Electric's operating results or financial position in the future.  Utilities in Massachusetts gather data and report statistics to the MDTE on customer service and billing performance, measures for customer satisfaction, electric service interruption and duration statistics, circuit performance and employee lost time accident rate measures.

The Rate Settlement Agreement approved by the MDTE on December 30, 2005 established additional performance measures applicable to NSTAR Electric.  The Rate Settlement Agreement establishes, for NSTAR Electric, a performance benchmark relating to poor performing circuits, with a maximum penalty or incentive of up to $500,000.  Since NSTAR Electric's filing of its 2005 Annual Service Quality filing earlier in 2006, the MDTE has issued several sets of discovery questions in this matter.  NSTAR Electric has responded to the MDTE on a timely basis, including providing updates in September 2006 on detailed electric circuit data. For 2006, NSTAR Electric determined that its performance related to these applicable circuits has exceeded the established benchmarks and therefore, has accrued its incentive entitlement of $0.5 million.

2.  Contractual obligations

     Lease Commitments

NSTAR Electric has leases for facilities and equipment.  The estimated minimum rental commitments under non-cancelable operating leases for the years after 2006 are as follows:

(in thousands)
2007	$15,118
2008	14,100
2009	13,298
2010	11,699
2011	8,869
Years thereafter	30,538
$93,622

The total expense for both lease and transmission agreements was $19.3 million in 2006, $21.3 million in 2005 and $18.9 million in 2004, net of capitalized expenses of $1.2 million in 2006, $1.3 million in 2005 and $1.2 million in 2004.

     Transmission

As a member of ISO-NE, NSTAR Electric is subject to the terms and conditions of the ISO-NE tariff through February 2010, as NSTAR Electric is obligated to remain a member through this period.  This obligates NSTAR Electric to pay for regional network services through that period to support the pooled transmission facilities requirements of other New England transmission owners whose facilities are used by NSTAR Electric. These payments amounted to $89.4 million, $89.6 million and $71.1 million in 2006, 2005 and 2004, respectively.  This membership also obligates NSTAR Electric, along with other transmission owners and market participants, to fund a proportionate share of the RTO's operating and capital expenditures.

     Energy Supply

NSTAR Electric entered into short-term power purchase agreements to meet its entire basic service supply obligation, other than to largest customers, for the period January 1, 2007 through June 30, 2007 and for 50% of its obligation, other than to these large customers, for the second-half of 2007.  NSTAR Electric has entered into short-term power purchase agreements to meet its entire basic service supply obligation for large customers through March 2007.  For 2006, NSTAR Electric entered into agreements ranging in length from three to twelve-months with suppliers to provide full basic service energy and ancillary service requirements at contract rates approved by the MDTE.  NSTAR Electric is currently recovering payments it is making to suppliers from its customers and has financial and performance assurances and financial guarantees in place with those suppliers to protect NSTAR Electric from risk in the unlikely event any of its suppliers encounter financial difficulties or fail to maintain an investment grade credit rating. In connection with certain of these agreements, should, in the unlikely event, an individual NSTAR Electric distribution company receive a credit rating below investment grade, that company potentially could be required to obtain certain financial commitments, including but not limited to, letters of credit.  Refer to the accompanying Notes to Consolidated Financial Statements, Note M, "Contracts for the Purchase of Energy" for a further discussion.

The following represents NSTAR Electric's long-term energy related contractual commitments:

(in millions)	2007	2008	2009	2010	2011	Years Thereafter	Total
Electric capacity obligations	$2	$2	$2	$2	$3	$ 19	$30
Decommissioning of nuclear generating units	12	9	8	9	8	31	77
Purchase power buy-out obligations	160	162	142	140	75	131	810
	$174	$173	$152	$151	$86	$ 181	$917

Electric capacity obligations represent remaining capacity costs of long-term contracts that reflect NSTAR Electric's proportionate share of capital and fixed operating costs of two generating units. These contracts expire in 2012 and 2019.  In 2006 and 2005, these costs were attributed to 47.9 MW of capacity purchased.  Energy costs are paid to generators based on a price per kWh actually received into NSTAR Electric's distribution system and are in addition to the costs above.

Purchase power buy-out obligations represent the buy-out/restructuring agreements for contract termination costs that reduce the amount of above-market costs that NSTAR Electric will collect from its customers through its transition charges.  These agreements require NSTAR Electric to make monthly payments through September 2016.

Obligations related to the decommissioning of nuclear generating units are based on estimates from the Yankee Companies' management and reflect the total remaining approximate cost for decommissioning and/or security or protection of the three units in which NSTAR Electric has equity investments.

3.  Electric Equity Investments and Joint Ownership Interest

NSTAR Electric has an equity investment of approximately 14.5% in two companies that own and operate transmission facilities to import electricity from the Hydro-Quebec system in Canada.  As an equity participant, NSTAR Electric is required to guarantee, in addition to each company’s own share, the obligations of those participants who do not meet certain credit criteria.  At December 31, 2006, NSTAR Electric’s portion of these guarantees amounted to $7.9 million. NEH and NHH have agreed to use their best efforts to limit their equity investment to 40% of their total capital during the time NEH and NHH have outstanding debt in their capital structure.  In order to meet their best efforts obligations pursuant to the Equity Funding Agreement dated June 1, 1985, as amended, for NEH and NHH, in 2006, NEH repurchased a total of 140,000 of its outstanding shares from all equity holders and NHH repurchased a total of 850 outstanding shares from all equity holders.  In 2006, NSTAR Electric’s reduction of its equity ownership resulting from NEH buy-back of 20,254 shares and NHH buy-back of 123 shares was approximately $0.5 million.

NSTAR Electric collectively has an equity ownership of 14% in CY, 14% in YA, and 4% in MY, (collectively, the “Yankee Companies”).  Periodically, NSTAR Electric obtains estimates from the management of the Yankee Companies on the cost of decommissioning the CY and the YA nuclear units that are completely shut down and currently conducting decommissioning activities.

MY was notified on October 3, 2005 by the NRC that its former plant site was decommissioned in accordance with NRC procedures.  The NRC amended MY's license, reducing the land under the license from approximately 179 acres to the 12 acre ISFSI that includes a dry cask storage facility, and marked the first time a commercial nuclear power plant in the United States was fully decommissioned with all plant buildings removed.  MY's amended license continues to apply to the ISFSI where spent nuclear fuel from the plant's 23 years of operation is stored.  MY remains responsible for the security and protection of the ISFSI and is required to maintain a radiation monitoring program at the site.

Based on estimates from the Yankee Companies’ management as of December 31, 2006, the total remaining approximate cost for decommissioning and/or security or protection of each nuclear unit is as follows:  $410.3 million for CY, $93.9 million for YA and $170.4 million for MY.  Of these amounts, NSTAR Electric is obligated to pay $57.4 million towards the decommissioning of CY, $13.2 million toward YA, and $6.8 million toward MY.  These estimates are recorded in the accompanying Consolidated Balance Sheets as Energy contract liabilities with a corresponding Regulatory asset and do not impact the current results of operations and cash flows.  These estimates may be revised from time to time based on information available to the Yankee Companies regarding future costs.  The Yankee Companies have received approval from FERC for recovery of these costs and NSTAR Electric expects any additional increases to these costs to be included in future rate applications with the FERC, with any resulting adjustments being charged to their respective sponsors, including NSTAR Electric.  NSTAR Electric would recover its share of any allowed increases from customers through the transition charge.

The various decommissioning trusts for which NSTAR Electric or it subsidiaries are responsible through their equity ownership are established pursuant to Federal regulations.  The investment of decommissioning funds that have been established, are managed in accordance with these federal guidelines, state jurisdictions and with the applicable Internal Revenue Service requirements.  Some of the requirements state that these investments be managed independently by a prudent fund manager and that funds are to be invested in conservative, minimum risk investment securities.  Any gains or losses are anticipated to be refunded to or collected from customers, respectively.

CY's estimated decommissioning costs have increased reflecting the fact that CY is now self-performing all work to complete the decommissioning of the plant due to the termination of the decommissioning contract with Bechtel.  In July 2004, CY filed with FERC for recovery of these increased costs.  In August 2004, FERC issued an order accepting the new rates, beginning in February 2005, subject to the outcome of a hearing and refund to allow for this recovery.  In November 2005, the Administrative Law Judge overseeing the hearing issued a ruling favorable to CY, including findings that the allegations of imprudence raised by interveners were not substantiated.  Subsequently, on August 15, 2006, CY filed a settlement agreement among various interveners that settled all issues in the FERC proceeding.  The full Commission approved the settlement on November 16, 2006.

On March 7, 2006, CY and Bechtel executed a settlement agreement that fully, mutually and immediately settled a dispute in a Connecticut state court among the parties and signed releases against all future claims.  Bechtel agreed to settle with CY, and CY withdrew its termination of the decommissioning contract for default and instead deemed it terminated by agreement.  NSTAR Electric's portion of the settlement proceeds will reduce its ultimate future decommissioning obligation.  NSTAR Electric recovers decommissioning costs from its customers and therefore, this settlement will not have an impact on NSTAR Electric's results of operations, financial position or cash flows.

On December 21, 2006, the shareholders of CY approved a resolution to repurchase 276,575 of its outstanding shares from all equity holders at a price of $108.4681 per share and declared those shares payable at the close of business on that date.  The total value of this buy-back transaction was approximately $30 million.  NSTAR Electric's reduction of its equity ownership resulting from the CY buy-back of 38,721 shares was approximately $4.2 million.

During the course of carrying out the decommissioning work, YA identified increases in the scope of soil remediation and certain other remediation required to meet environmental standards beyond the levels assumed in a 2003 Estimate.  On November 23, 2005, YA submitted a filing to the FERC for adjustments to its Rate Schedules to revise the level of collections to recover the costs of completing the decommissioning of YA's retired nuclear generating plant (the 2005 Estimate).  The schedule for the completion of physical work was extended until the end of August 2006 and the costs of completing decommissioning was estimated to be approximately $63 million greater than the estimate that formed the basis of the 2003 FERC settlement.  Based on this allocation increase, NSTAR Electric will be obligated to pay an additional $8.8 million for the decommissioning of YA.  Most of the cost increase relates to decommissioning expenditures that were made during 2006, followed by a significant reduction in those charges during the years 2007 through 2010.  On January 31, 2006, FERC issued an order accepting the rates for filing, effective February 1, 2006, subject to hearing and refund.  FERC ordered the hearing held in abeyance pending the outcome of settlement negotiations.  The parties to these negotiations subsequently reached a settlement agreement that was filed with FERC on May 1, 2006.  The settlement agreement extends the collection period to 2014, but revises the schedule of decommissioning charges to reflect a reduction of nearly $28 million compared to the 2005 estimate, based on a modification to the annual escalation factor, elimination of the litigation costs associated with a protracted FERC proceeding and a modification to the contingency assumption.  Based on this allocation decrease, NSTAR Electric's obligation is reduced by $4 million. The settlement agreement was approved by FERC on July 31, 2006.

The accounting for decommissioning costs of nuclear power plants involves significant estimates related to costs to be incurred many years in the future.  Changes in these estimates will not affect NSTAR Electric's results of operations or cash flows because these costs will be collected from customers through NSTAR Electric's transition charge filings with the DPU.

On October 4, 2006, the U.S. Court of Federal Claims issued judgment in a spent nuclear fuel litigation in the amounts of $34.2 million, $32.9 million and $75.8 million for CY, YA and MY, respectively.  The Yankee Companies alleged the failure of the DOE to provide for a permanent facility to store spent nuclear fuel.  NSTAR Electric's portion of the judgment amounted to $4.8 million, $4.6 million and $3 million, respectively.  The decision awards the Yankee Companies the above stated damages for spent fuel storage costs that they incurred through 2001 for CY and YA and through 2002 for MY.  CY, YA and MY had sought $37.7 million, $60.8 million and $78.1 million, respectively, of damages through the same period.

On December 4, 2006, the DOE filed its notice of appeal of the trial court's decision.  The Yankee Companies filed notices of cross appeal with the U.S. Circuit Court on December 14, 2006.  Given these appeals, the Yankee Companies have not recognized the damage awards on their financial statements.  The Yankee Companies' respective FERC settlements require that such damage awards, once realized, net of taxes and net of further spent fuel trust funding, be credited to ratepayers, including NSTAR Electric.

The decision, if upheld, establishes the DOE's responsibility for reimbursing the Yankee Companies for their actual costs (through 2001 for CY and YA and through 2002 for MY) for the incremental spent fuel storage, security, construction and other costs of the ISFSI.  Although the decision leaves open the question regarding damages in subsequent years, the decision does support future claims for the remaining ISFSI construction costs.  NSTAR Electric cannot predict the ultimate outcome of this decision on appeal.

4.  Financial and Performance Guarantees

On a limited basis, NSTAR Electric may enter into agreements providing financial assurance to third parties.

At December 31, 2006, outstanding guarantees totaled $15.6 million as follows:

(in thousands)
Surety Bonds	$7,757
Other Guarantees	7,859
Total Guarantees	$15,616

As of December 31, 2006, NSTAR Electric has purchased a total of $1.4 million of performance surety bonds for the purpose of obtaining licenses, permits and rights-of-way in various municipalities.  In addition, NSTAR Electric has purchased $6.4 million in workers' compensation self-insurer bonds.  These bonds support the guarantee by NSTAR Electric to the Commonwealth of Massachusetts required as part of the Company's workers' compensation self-insurance program.

NSTAR Electric has also issued $7.9 million of residual value guarantees related to its equity interest in the Hydro-Quebec transmission companies.  This is a guarantee of the debt of these companies.

5.  Environmental Matters

NSTAR Electric faces possible liabilities as a result of involvement in multi-party disposal sites, state-regulated sites or third party claims associated with contamination remediation.  NSTAR Electric generally expects to have only a small percentage of the total potential liability for the majority of these sites.

In accordance with a court approved settlement agreement relating to litigation brought against NSTAR Electric by various governmental entities, NSTAR Electric paid $8.6 million in September, 2006 upon final judgment of the Massachusetts Superior Court.  This payment did not have a current earnings impact, as NSTAR Electric recognized this liability in the second quarter of 2005.  In December 2006, NSTAR Electric settled with its insurance carrier for $4.5 million relating to this claim.  In 2004, a Superior Court had issued a decision favorable to NSTAR Electric that put the burden of proof on the plaintiffs to determine NSTAR Electric's liability for contamination.  The SJC reversed the Superior Court's 2004 ruling and held that the plaintiffs in this matter were allowed to seek joint and several liability against the defendants, including NSTAR Electric.  On March 8, 2006, a settlement resolving NSTAR Electric's liability was finalized and filed with the Superior Court, which approved and entered final judgment on August 8, 2006.

As of December 31, 2006 and 2005, NSTAR Electric had reserves of $2.9 million and $10.3 million, respectively, for all potential remaining environmental sites.  This estimated recorded liability is based on an evaluation of all currently available facts with respect to all of its sites.

Estimates related to environmental remediation costs are reviewed and adjusted as further investigation and assignment of responsibility occurs and as either additional sites are identified or NSTAR Electric's responsibilities for such sites evolve or are resolved.  NSTAR Electric's ultimate liability for future environmental remediation costs may vary from these estimates.

6.  Regulatory and Legal Proceedings

a.  Rate Settlement Agreement and Other Rate Filings

On December 30, 2005, the MDTE approved the seven-year Rate Settlement Agreement (through 2012) between NSTAR, the AG and several interveners.  During 2006, NSTAR Electric lowered its transition rates by $20 million effective January 1 and on May 1, increased its distribution rates by $30 million with a corresponding reduction in transition charges.  The Rate Settlement Agreement requires NSTAR Electric to lower its transition rates from what would otherwise have been billed, and then any annual adjustment to distribution rates will be offset by an equal and opposite change in the transition rates.  Uncollected transition charges as a result of the reductions in transition rates are being deferred and collected through future rates with a carrying charge at a rate of 10.88%.  On December 1, 2006, NSTAR Electric filed blended Basic Service rates with the MDTE, effective January 1, 2007.  The individual Boston Edison, ComElectric and Cambridge Electric Basic Service rates are blended into rates applicable to the entire NSTAR Electric service territory pursuant to the MDTE's approval of the NSTAR Electric merger.

NSTAR Electric filed its 2006 Distribution Rate Adjustment/Reconciliation Filing on September 29, 2006 to further implement the provisions of the Rate Settlement Agreement that supports the establishment of new distribution and transition rates that became effective January 1, 2007.  For 2007, as further discussed below, NSTAR Electric's distribution rates include elements of a SIP and a CPSL program that require an offsetting adjustment to the transition rate.  The performance-based SIP factors in the gross domestic product price index minus a productivity offset and rate adjustment factor that results in a 2.64% increase in distribution rates.  Also included effective January 1, 2007, is Cambridge Electric's 13.8kV transmission facility with estimated revenues of $13.4 million to be classified as distribution facilities and included in distribution rates that require an offsetting adjustment to the transmission rate.  The CPSL program required that NSTAR Electric spend not less than $10 million in 2006 on capital additions and incremental operation and maintenance expense related to specific projects designed to improve reliability and safety.  For 2007, the CPSL cost recovery is estimated to be $13.3 million.  The total of the SIP and CPSL will result in higher total distribution rates of 4.3%, with a corresponding reduction in transition rates.  The CPSL amounts are subject to subsequent MDTE review and reconciliation to actual costs for 2006.

In addition, the Rate Settlement Agreement provided for a preliminary agreement to certain terms of a merger and asset transfer of Cambridge Electric, ComElectric and Canal Electric into Boston Edison that became effective on January 1, 2007, and implemented a 50% / 50% earnings sharing mechanism based on NSTAR Electric's aggregate return on equity should it exceed 12.5% or fall below 8.5%.  Should the return on equity fall below 7.5%, NSTAR Electric may file a request for a general rate increase.  Also agreed upon and implemented was a sharing of cost and benefits resulting from NSTAR Electric's efforts to mitigate wholesale electric market inefficiencies.  This incentive mechanism relates to the recovery of litigation costs associated with NSTAR Electric's efforts to reduce wholesale energy and capacity costs and sharing of customer benefits realized from those efforts with the potential for NSTAR Electric to retain 25% of any resulting savings.  NSTAR Electric also adopted certain new SQI performance incentives and penalties on January 1, 2007.

On December 1, 2006, NSTAR Electric filed blended Basic Service and transmission rates with the MDTE, effective January 1, 2007.  The blended Basic Service rate was approved on December 19, 2006 and the blended transmission rate was approved on January 3, 2007.  The individual Boston Edison, ComElectric and Cambridge Electric Basic Service rates were blended into rates applicable to the entire NSTAR Electric service territory pursuant to the MDTE's approval of the NSTAR Electric merger.

In December 2005, NSTAR Electric filed proposed transition rate adjustments for 2006, including a preliminary reconciliation of transition, transmission, standard offer and default service costs and revenues through 2005.  The MDTE subsequently approved tariffs for each retail electric subsidiary effective January 1, 2006.  Updated reconciliations to reflect final 2005 costs and revenues were filed during the second quarter for Boston Edison, ComElectric and Cambridge Electric.  As of December 31, 2006, settlement discussions with an intervener and the AG are ongoing with respect to the former Boston Edison's 2004 and 2005 reconciliation filings.  A determination by the MDTE regarding the reconciliation of Boston Edison's 2004 and 2005 costs for transmission, transition, standard offer and basic service have been delayed and will be decided by the DPU in a proceeding.  Similarly, a determination by the DPU regarding Cambridge Electric's and ComElectric's 2005 reconciliation filings will be decided in separate proceedings.  NSTAR Electric cannot predict the timing or the ultimate outcome of these proceedings.

On October 19, 2005, the MDTE approved a settlement agreement between Cambridge Electric, ComElectric and the AG to resolve issues relating to the reconciliation of transition, standard offer and basic service costs for 2003 and 2004.  This settlement agreement had no material effect on NSTAR Electric's consolidated results of operations, cash flows and financial condition.

On March 24, 2006, the MDTE approved a second settlement relating to ComElectric's and Cambridge Electric's reconciliation of transmission costs and revenues.  As a result of this settlement, NSTAR Electric will refund in 2007 $6 million and $2.5 million to the customers of the former ComElectric and Cambridge Electric companies, respectively.  This agreement had no impact on NSTAR Electric's consolidated results of operations for 2006, as this refund has been previously recognized.

b.   Legal Matters

In the normal course of its business, NSTAR Electric and its subsidiaries are involved in certain legal matters, including civil litigations.  The Company is unable to fully determine a range of reasonably possible court-ordered damages, settlement amounts, and related litigation costs ("legal liabilities") that would be in excess of amounts accrued and amounts covered by insurance.  Based on the information currently available, NSTAR Electric does not believe that it is probable that any such legal liabilities will have a material impact on its consolidated financial position.  However, it is reasonably possible that additional legal liabilities that may result from changes in circumstances could have a material impact on its results of operations, cash flows and financial condition for a reporting period.

SCHEDULE II

NSTAR ELECTRIC COMPANY

VALUATION AND QUALIFYING ACCOUNTS

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 and 2004

(Dollars in Thousands)

		Additions		Deductions
	Balance at	Provisions			Balance
	Beginning	Charged to		Accounts	At End
Description	of Year	Operations	Recoveries	Written Off	of Year
Allowance for Doubtful Accounts
Year Ended December 31, 2006	$18,781	$20,772	$5,026	$23,617	$20,962
Year Ended December 31, 2005	$17,168	$17,871	$5,798	$22,056	$18,781
Year Ended December 31, 2004	$19,201	$15,164	$4,826	$22,023	$17,168